UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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U.S. BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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800 Nicollet Mall
Minneapolis, Minnesota 55402
(651) 466-3000

March 14, 2006

Dear Shareholders:

You are cordially invited to join us for our 2006 annual meeting of shareholders, which will be held on Tuesday, April 18, 2006, at 11:00 a.m., Pacific Time, in the Cabrillo Ballroom at the San Diego Marriott Gaslamp Quarter, 660 K Street, San Diego, California. For your convenience, a map showing the location of the San Diego Marriott Gaslamp Quarter is provided on the back of the accompanying proxy statement. Holders of record of our common stock as of February 27, 2006, are entitled to notice of and to vote at the 2006 annual meeting.

The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

The proxy statement contains two shareholder proposals which your Board of Directors believes are not in the best interests of our shareholders. Your Board urges you to vote against these proposals.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure that they are represented at the meeting. You may submit your proxy vote by telephone or internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

If your shares are held in the name of a broker, trust, bank or other nominee, you will need proof of ownership to be admitted to the meeting, as described under “How can I attend the meeting?” on page 4 of the proxy statement.

We look forward to seeing you at the annual meeting.

Sincerely,

Jerry A. Grundhofer
Chairman and Chief Executive Officer

800 Nicollet Mall
Minneapolis, Minnesota 55402
(651) 466-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Tuesday, April 18, 2006, at 11:00 a.m. Pacific Time
Place:	San Diego Marriott Gaslamp Quarter Cabrillo Ballroom 660 K Street San Diego, California 92101
Items of Business:	1. The election of three directors, each for a three-year term.
2. The ratification of the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2006.
3. A proposal to approve the U.S. Bancorp 2006 Executive Incentive Plan.
4. A shareholder proposal urging our Board of Directors to take the necessary steps to declassify the Board of Directors.
5. A shareholder proposal urging our Board of Directors to adopt a policy that our shareholders be given an opportunity to annually approve the report of our Compensation Committee.
6. Any other business that may properly be considered at the meeting or any adjournment of the meeting.
Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on February 27, 2006.
Voting by Proxy:

If you cannot attend the annual meeting in person, you may vote your shares by telephone or internet by no later than 10:59 p.m. Central Time on April 17, 2006 (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail. We encourage you to vote by telephone or internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our transfer agent, Mellon Investor Services, for which no postage is required if mailed in the United States.

By Order of the Board of Directors

Lee R. Mitau
Secretary

March 14, 2006

PROXY STATEMENT
TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1
What is the purpose of the meeting?	1
Who is entitled to vote at the meeting?	1
What are my voting rights?	1
How many shares must be present to hold the meeting?	1
How do I vote my shares?	1
What is the difference between a shareholder of record and a “street name” holder?	2
How do I vote if my shares are held in the U.S. Bancorp 401(k) Savings Plan?	2
What does it mean if I receive more than one proxy card?	2
Can I vote my shares in person at the meeting?	2
What vote is required for the election of directors or for a proposal to be approved?	2
How are votes counted?	2
Who will count the vote?	3
How does the Board recommend that I vote?	3
What if I do not specify how I want my shares voted?	3
Can I change my vote after submitting my proxy?	4
Will my vote be kept confidential?	4
How can I attend the meeting?	4
Who pays for the cost of proxy preparation and solicitation?	4
Can I receive future proxy statements and annual reports electronically instead of receiving paper copies through the mail?	4
How can I communicate with U.S. Bancorp’s Board of Directors?	5
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	7
PROPOSAL 1—ELECTION OF DIRECTORS	8
CLASS II DIRECTORS—NOMINEES FOR TERMS ENDING IN 2009	8
CLASS III DIRECTORS—TERMS ENDING IN 2007	9
CLASS I DIRECTORS—TERMS ENDING IN 2008	10
CORPORATE GOVERNANCE	11
Board Independence	11
Board Meetings and Committees	12
Executive Sessions of the Board	15
Director Compensation and Related Policies	15
EXECUTIVE COMPENSATION	18
Report of the Compensation Committee	18
Employment and Change-in-Control Agreements	20
Summary Compensation Table	22
Option Grants in Last Fiscal Year	23

i

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	24
Defined Benefit Pension Plans	24
Supplemental Retirement Benefits	26
Equity Compensation Plan Information	27
STOCK PERFORMANCE CHART	30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	31
Compensation Committee Interlocks and Insider Participation	31
Other Transactions	31
AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITOR	31
Audit Committee Report	31
Audit Fees	32
Audit-Related Fees	32
Tax Fees	32
All Other Fees	33
Administration of Engagement of Independent Auditor	33
PROPOSAL 2—RATIFICATION OF SELECTION OF AUDITOR	34
PROPOSAL 3—PROPOSAL TO APPROVE THE U.S. BANCORP 2006 EXECUTIVE INCENTIVE PLAN	34
PROPOSAL 4—SHAREHOLDER PROPOSAL TO DECLASSIFY BOARD OF DIRECTORS	37
Shareholder Proposal	37
Board of Directors’ Recommendation	38
PROPOSAL 5—SHAREHOLDER PROPOSAL TO ANNUALLY APPROVE COMPENSATION COMMITTEE REPORT	39
Shareholder Proposal	39
Board of Directors’ Recommendation	40
SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING	41
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K	42
“HOUSEHOLDING” OF PROXY MATERIALS	42
OTHER MATTERS	42
U.S. Bancorp 2006 Executive Incentive Plan	Appendix A

ii

PROXY STATEMENT
2006 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 18, 2006

The Board of Directors of U.S. Bancorp is soliciting proxies for use at the annual meeting of shareholders to be held on April 18, 2006, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to shareholders on or about March 14, 2006.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors, ratification of the selection of our independent auditor, approval of the U.S. Bancorp 2006 Executive Incentive Plan, and consideration of two shareholder proposals. Also, management will report on our performance during the last fiscal year and respond to questions from shareholders.

Who is entitled to vote at the meeting?

The Board has set February 27, 2006, as the record date for the annual meeting. If you were a shareholder of record at the close of business on February 27, 2006, you are entitled to vote at the meeting.

As of the record date, 1,800,880,986 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 1,800,880,986 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to at least one-third of the voting power of our outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•        you are present and vote in person at the meeting; or

•        you have properly submitted a proxy card by mail, telephone or internet.

How do I vote my shares?

If you are a shareholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•        over the telephone by calling a toll-free number;

•        electronically, using the internet; or

•        by completing, signing and mailing the enclosed proxy card.

The telephone and internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares, and telephone and internet voting is also encouraged for shareholders who hold their shares in street name.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

How do I vote if my shares are held in the U.S. Bancorp 401(k) Savings Plan?

If you hold any shares in the U.S. Bancorp 401(k) Savings Plan, your completed proxy card or telephone or internet proxy vote will serve as voting instructions to the plan trustee. However, your voting instructions must be received at least five days prior to the annual meeting in order to count. In accordance with the terms of the plan, the trustee will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants at least five days prior to the annual meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or internet, vote once for each proxy card you receive.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in the U.S. Bancorp 401(k) Savings Plan, you may submit a proxy vote as described above, but you may not vote your 401(k) Savings Plan shares in person at the meeting.

What vote is required for the election of directors or for a proposal to be approved?

The affirmative vote of a majority of the voting power of our common stock present and entitled to vote at the meeting is required for the election of each director and for the approval of each proposal.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you withhold authority to vote for one or more of the directors, this has the same effect as a vote against those directors.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. This effectively reduces the number of shares needed to approve the proposal, making it more likely that the proposal will be approved.

Who will count the vote?

Representatives of Mellon Investor Services, our transfer agent, will tabulate votes and act as independent inspectors of election.

How does the Board recommend that I vote?

You will vote on the following management proposals:

•       Election of three directors:  Peter H. Coors, Jerry A. Grundhofer, and Patrick T. Stokes;

•       Ratification of the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2006; and

•       A proposal to approve the U.S. Bancorp 2006 Executive Incentive Plan.

The Board of Directors recommends that you vote FOR each of the nominees to the Board of Directors, FOR the ratification of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2006, and FOR the proposal to approve the U.S. Bancorp 2006 Executive Incentive Plan.

You will also vote on the following shareholder proposals:

•       A shareholder proposal urging our Board of Directors to take the necessary steps to declassify the Board of Directors; and

•       A shareholder proposal urging our Board of Directors to adopt a policy that our shareholders be given an opportunity to annually approve the report of our Compensation Committee.

The Board of Directors recommends that you vote AGAINST the shareholder proposals.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want to vote your shares, we will vote your shares:

•        FOR all of the nominees for director;

•        FOR the ratification of the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2006;

•        FOR the proposal to approve the U.S. Bancorp 2006 Executive Incentive Plan;

•        AGAINST the shareholder proposal urging our Board of Directors to take the necessary steps to declassify the Board of Directors; and

•        AGAINST the shareholder proposal urging our Board of Directors to adopt a policy that our shareholders be given an opportunity to annually approve the report of our Compensation Committee.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. To request an additional proxy card, or if you have any questions about the annual meeting or how to vote or revoke your proxy, you should contact Mellon Investor Services at 1-888-778-1311.

If you are a participant in the U.S. Bancorp 401(k) Savings Plan, you may revoke your proxy and change your vote as described above, but only until April 13, 2006. If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote.

Will my vote be kept confidential?

Yes. We have procedures to ensure that, regardless of whether shareholders vote by mail, telephone, internet or in person, all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or as expressly permitted by a shareholder. We also have the voting tabulations performed by an independent third party.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or other nominee are examples of proof of ownership.

Please let us know whether you plan to attend the meeting by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or internet voting.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the annual meeting for a fee of approximately $25,000, plus associated costs and expenses.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone, facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

Can I receive future proxy statements and annual reports electronically instead of receiving paper copies through the mail?

Yes. In fact, we encourage you to request electronic delivery of these documents if you are comfortable with the electronic format, because it saves us the expense of printing and mailing the materials to you. If you are a shareholder of record or if your shares are held in our 401(k) Savings Plan, you may request and consent to electronic delivery of future proxy statements and annual reports by accessing the website

melloninvestor.com/isd and accessing your account. If you do not see a prompt regarding consent to electronic delivery of materials, click on Consent Update under the Account Management option and follow the instructions. If your shares are held in street name, please contact your broker or other nominee and ask about the availability of electronic delivery.

How can I communicate with U.S. Bancorp’s Board of Directors?

You can communicate with our Board of Directors by sending a letter addressed to our Board of Directors, non-management directors, presiding director or specified individual directors to:

The Office of the Corporate Secretary
U.S. Bancorp
BC-MN-H210
800 Nicollet Mall
Minneapolis, MN 55402

Any such letters will be delivered to the independent presiding director, or to a specified director if so addressed. Letters relating to accounting matters will also be delivered to our Chief Risk Officer for handling in accordance with the Audit Committee’s policy on investigation of complaints relating to accounting matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our executive officers and directors are encouraged to own our common stock to further align management’s and shareholders’ interests. Our share ownership guideline for members of senior management is ownership of shares in an amount having a market value of a multiple of up to five times the individual’s annual base salary, depending upon the individual’s management level, to be achieved within three years of becoming subject to the guideline. Our share ownership guideline for directors is ownership of ten thousand shares, to be achieved within three years of becoming subject to the guideline.

The following table shows how many shares of our common stock were beneficially owned as of February 6, 2006, by each of our directors, director nominees and executive officers named in the Summary Compensation Table in this proxy statement, and by all of our directors and executive officers as a group. To the best of our knowledge, no shareholder beneficially owned more than five percent of our common stock as of February 6, 2006. Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Common Stock Outstanding
Victoria Buyniski Gluckman	189,110	(3)	*
Andrew Cecere	807,869	(4)	*
William L. Chenevich	899,334	(5)	*
Arthur D. Collins, Jr.	128,934	(3)	*
Peter H. Coors	133,501	(3)	*
Richard K. Davis	2,271,343	(6)	*
Jerry A. Grundhofer	8,322,000	(7)	*
Joel W. Johnson	109,935	(3)	*
Jerry W. Levin	146,488	(3)	*
David M. Moffett	2,245,413	(8)	*
David B. O’Maley	260,368	(3)	*
O’dell M. Owens, M.D., M.P.H.	152,258	(3)	*
Richard G. Reiten	90,206	(3)	*
Craig D. Schnuck	65,586	(3)(9)	*
Warren R. Staley	116,650	(3)	*
Patrick T. Stokes	102,907	(3)(10)	*
All directors and executive officers as a group (23 persons)	18,622,612	(11)	1.02%

*                    Indicates less than 1%.

(1)          Includes the following shares subject to options exercisable within 60 days:  Ms. Buyniski Gluckman, 145,797 shares; Mr. Cecere, 677,698 shares; Mr. Chenevich, 804,872 shares; Mr. Collins, 111,615 shares; Mr. Coors, 106,514 shares; Mr. Davis, 1,988,285 shares; Mr. Grundhofer, 5,312,867 shares;  Mr. Johnson, 96,708 shares; Mr. Levin, 105,326 shares; Mr. Moffett, 1,937,763 shares; Mr. O’Maley, 130,323 shares; Dr. Owens, 90,742 shares; Mr. Reiten, 56,644 shares; Mr. Schnuck, 40,295 shares; Mr. Staley, 103,998 shares; and Mr. Stokes, 69,406 shares.

(2)          Some of our directors and officers have deferred cash compensation or stock option gains under our deferred compensation plans. Some of these deferred amounts will be paid out in shares of our common stock upon the director’s or officer’s retirement or other termination of employment or service with U.S. Bancorp. The number of shares to which the directors and officers would be entitled had their employment or service with U.S. Bancorp terminated as of February 6, 2006, is included in the table, as follows:  Ms. Buyniski Gluckman, 5,735 shares; Mr. Davis, 54,070 shares; Mr. Grundhofer, 2,118,964 shares; Mr. Moffett, 185,092 shares; Mr. O’Maley, 5,285 shares;

Dr. Owens, 53,038 shares; Mr. Reiten, 16,753 shares; and Mr. Stokes, 13,164 shares. The directors and officers have no voting or investment power as to these shares.

(3)          Includes 8,478 restricted stock units that vest over four years and are distributable in an equivalent number of shares of our common stock if (a) the holder retires from our Board of Directors in accordance with our director retirement policy, (b) the holder’s Board service is terminated without cause, or (c) the holder voluntarily leaves service on the Board after 10 years of service. Only vested units are distributable when the holder’s Board service ends under other circumstances, except that all units are forfeited if the holder’s Board service is terminated for cause. The holder has no voting or investment power over these units.

(4)          Includes 34,000 shares of restricted stock subject to future vesting conditions; 341 shares held by Mr. Cecere’s wife, as to which Mr. Cecere has no voting or investment power; and 6,015 shares held in the U.S. Bancorp 401(k) Savings Plan.

(5)          Includes 46,000 shares of restricted stock subject to future vesting conditions and 1,571 shares held in the U.S. Bancorp 401(k) Savings Plan.

(6)          Includes 27,000 shares of restricted stock subject to future vesting conditions; 50,351 shares held in a trust of which Mr. Davis’s wife is trustee and as to which Mr. Davis has no voting or investment power; 122,995 shares held in a trust of which Mr. Davis is trustee; and 8,554 shares held in the U.S. Bancorp 401(k) Savings Plan.

(7)          Includes 23,572 shares held in the U.S. Bancorp 401(k) Savings Plan; 227,351 shares held by a family trust, as to which Mr. Grundhofer has shared voting and investment power; and 624,246 restricted stock units that are distributable in an equivalent number of shares of our common stock at certain times after Mr. Grundhofer’s retirement, as to which he has no voting or investment power.

(8)          Includes 27,000 shares of restricted stock subject to future vesting conditions; 30,291 shares held by Mr. Moffett’s wife, as to which he has no voting or investment power; and 558 shares held in the U.S. Bancorp 401(k) Savings Plan.

(9)          Includes 9,756 shares held in a trust of which Mr. Schnuck is trustee.

(10)   Includes 11,859 shares held in a trust by Mr. Stokes’ wife, as to which Mr. Stokes has no voting or investment power.

(11)   Includes 77,289 shares held in the U.S. Bancorp 401(k) Savings Plan for the accounts of certain executive officers; 268,770 shares of restricted stock subject to future vesting conditions; 717,504 restricted stock units that are distributable in an equivalent number of shares of our common stock; 2,461,130 shares payable to certain directors and executive officers pursuant to our deferred compensation plan; and 13,984,998 shares subject to options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Executive officers and directors are required to furnish us with copies of these reports. Based solely on a review of the Section 16(a) reports furnished to us with respect to 2005 and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors during 2005 were satisfied, except that Richard J. Hidy reported late on an amended Form 3 certain shareholdings that had been omitted from his Form 3 and a subsequent Form 4.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently has 12 members and is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. At this year’s annual meeting, the terms of our Class II directors will expire. Peter H. Coors, Jerry A. Grundhofer and Patrick T. Stokes are the current Class II directors who have been nominated for re-election to the Board to serve until the 2009 annual meeting or until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected. Proxies may not be voted for more than three directors. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors constituting Class II directors.

The election of each nominee requires the affirmative vote of a majority of the common stock present and entitled to vote at the annual meeting.

The Board of Directors recommends a vote FOR election of the three nominated directors. Proxies will be voted FOR the election of the three nominees unless otherwise specified.

The nominees for election as directors and the directors whose terms of office will continue after the meeting have provided the following information about themselves. Dates listed for the nominees and continuing directors include service as directors of predecessor companies to U.S. Bancorp.

CLASS II DIRECTORS—NOMINEES FOR TERMS ENDING IN 2009

PETER H. COORS:   Age 59, director since 1996. Mr. Coors is Vice Chairman of Molson Coors Brewing Company and Chairman of Coors Brewing Company, a subsidiary of Molson Coors Brewing Company, a producer, marketer and seller of beer. He has been associated with Coors  Brewing Company since 1970 and was named Chairman in 2000. He served as Vice Chairman and Chief Executive Officer of Coors Brewing Company and as Vice President of Adolph Coors Company from 1993 to 2000. Mr. Coors served as Chairman of Adolph Coors Company from 2000  until its February 2005 merger with Molson, Inc., which created Molson Coors Brewing Company. Mr. Coors also serves as a director of H.J. Heinz Company.

JERRY A. GRUNDHOFER:   Age 61, director since 1993. Mr. Grundhofer is Chairman and Chief Executive Officer of U.S. Bancorp. He has served as Chief Executive Officer of U.S. Bancorp since the merger of Firstar Corporation and U.S. Bancorp in February 2001 and as Chairman since December 30, 2002. He also served as President from the time of the merger until October 2004. From 1993 until the merger, he served as Chairman, President and Chief Executive Officer of U.S. Bancorp predecessors Firstar Corporation and Star Banc Corporation. Mr. Grundhofer also serves as a director of Ecolab, Inc. and The Midland Company, Inc.

PATRICK T. STOKES:   Age 63, director since 1992. Mr. Stokes is President, Chief Executive Officer and a director of Anheuser-Busch Companies, Inc., the holding company parent of Anheuser-Busch, Incorporated, and Chairman and Chief Executive Officer of Anheuser-Busch,  Incorporated, a producer and distributor of beer. Mr. Stokes has been affiliated with Anheuser-Busch since 1969, was elected President of Anheuser-Busch, Incorporated in 1990, and has served in his current position since 2002. From 2000 to 2002, he served as Senior Executive Vice President of Anheuser-Busch Companies, Inc. Mr. Stokes also serves as a director of Ameren Corporation.

CLASS III DIRECTORS—TERMS ENDING IN 2007

VICTORIA BUYNISKI GLUCKMAN:   Age 54, director since 1990. Ms. Buyniski Gluckman is President and Chief Executive Officer of United Medical Resources, Inc., a third-party administrator of employer healthcare benefits that is a subsidiary of UnitedHealth Group Incorporated. She has held these positions since founding United Medical Resources in 1983. Ms. Buyniski Gluckman also served as Chairman of United Medical Resources until its December 2005 acquisition by UnitedHealth Group. Commencing with this transaction, Ms. Buyniski Gluckman assumed the additional duties of Chief Executive Officer of Midwest Security Administrators, another third-party administrator of employer healthcare benefits that is also a subsidiary of UnitedHealth Group. Ms. Buyniski Gluckman also serves as a director of Ohio National Financial Services, Inc.

ARTHUR D. COLLINS, JR.:   Age 58, director since 1996. Mr. Collins is Chairman and Chief Executive Officer of Medtronic, Inc., a leading medical device and technology company. Mr. Collins joined Medtronic in 1992 and served as Chief Operating Officer from 1994 to 1996 and President and Chief Operating Officer from 1996 to 2002. He was elected Chief Executive Officer in 2001 and has served as Chairman since 2002. Mr. Collins also serves as a director of Cargill, Incorporated.

JERRY W. LEVIN:   Age 61, director since 1995. Mr. Levin is Chairman and Chief Executive Officer of JW Levin Partners LLC, a management and investment firm. He has served in these capacities since JW Levin Partners was organized in February 2005. From 1998 until January 2005, Mr. Levin served as the Chairman and Chief Executive Officer of American Household, Inc. (formerly Sunbeam Corporation), a leading consumer products company. Mr. Levin also serves as a director of Ecolab, Inc. and Wendy’s International, Inc.

RICHARD G. REITEN:   Age 66, director since 1998. Mr. Reiten is the retired Chairman and Chief Executive Officer of Northwest Natural Gas Company, a distributor of natural gas. Mr. Reiten joined Northwest Natural Gas in 1996 as President, a position he held until 2001, and Chief Operating Officer, a position he held until 1997. He served as Chief Executive Officer of Northwest Natural Gas from 1997 to 2002 and served as Chairman from 2000 until February 2005. Mr. Reiten also serves as a director of Building Materials Holding Corporation, Idacorp, Inc., National Fuel Gas Company and Northwest Natural Gas Company.

CLASS I DIRECTORS—TERMS ENDING IN 2008

JOEL W. JOHNSON:   Age 62, director since 1999. Mr. Johnson is Chairman of Hormel Foods Corporation, a meat and food processing company. He joined Hormel in 1991 as Executive Vice President, Sales and Marketing, and was elected President in 1992. He served as President until May 2004 and as Chief Executive Officer from 1993 through December 2005. He was elected Chairman of the Board in 1995. Mr. Johnson also serves as a director of Ecolab, Inc. and Meredith Corporation.

DAVID B. O’MALEY:   Age 59, director since 1995. Mr. O’Maley is Chairman, President and Chief Executive Officer of Ohio National Financial Services, Inc., an intermediate insurance holding company that markets insurance and financial products through its affiliates, and of certain of its affiliated companies including its ultimate parent company, Ohio National Mutual Holdings, Inc. Mr. O’Maley has held these positions since 1994 and has been with Ohio National since 1992. Mr. O’Maley also serves as a director of The Midland Company, Inc.

O’DELL M. OWENS, M.D., M.P.H.:   Age 58, director since 1991. Dr. Owens has been providing services as an independent consultant in medicine, business, education and work-site employee benefits since 2001, and he was elected Coroner of Hamilton County, Ohio in November 2004. Dr. Owens has also served as the President and Chairman of the Board for Project GRAD (Graduation Really Achieves Dreams), a national non-profit organization formed to improve inner-city education, since 2001. From 2002 to 2003, Dr. Owens served as President, Chief Executive Officer and a member of the Board of Trustees of RISE Learning Solutions, a national non-profit organization that uses technology to provide training for adults who care for children. From 1999 to 2002, Dr. Owens served as Senior Medical Director of United Healthcare Insurance Company of Ohio, a provider of healthcare coverage and related services.

CRAIG D. SCHNUCK:   Age 57, director since 2002. Mr. Schnuck is Chairman of Schnuck Markets, Inc., a supermarket chain. He was elected President in 1984 and served as Chief Executive Officer from 1989 until January 2006. He has served as Chairman since 1991.

WARREN R. STALEY:   Age 63, director since 1999. Mr. Staley is Chairman and Chief Executive Officer of Cargill, Incorporated, an international marketer, processor and distributor of agricultural, food, financial and industrial products. He joined Cargill in 1969 and was elected President and Chief Operating Officer in 1998. He was named Chief Executive Officer in 1999 and Chairman in 2000. Mr. Staley also serves as a director of Target Corporation.

CORPORATE GOVERNANCE

Our Board of Directors and management are dedicated to exemplary corporate governance. Good corporate governance is vital to the continued success of U.S. Bancorp and the entire financial services industry. Our Board of Directors has adopted the U.S. Bancorp Corporate Governance Guidelines to provide a framework for directors and management to effectively pursue U.S. Bancorp’s objectives for the benefit of its shareholders. The Board annually reviews and updates these guidelines and the charters of the Board committees in response to evolving “best practices” and the results of annual Board and committee evaluations. Our Corporate Governance Guidelines, as well as our Code of Ethics and Business Conduct, can be found at usbank.com by clicking on About U.S. Bancorp and then Corporate Governance. Shareholders may request a free printed copy of our Corporate Governance Guidelines and our Code of Ethics and Business Conduct from our investor relations department by contacting them at investorrelations@usbank.com or by calling (612) 303-0799.

Board Independence

Our Board of Directors has determined that each of our directors other than Jerry A. Grundhofer and Victoria Buyniski Gluckman has no material relationship with U.S. Bancorp and is independent. Each of our Audit, Governance and Compensation Committees is composed only of independent directors. In making the independence determinations, our Governance Committee and full Board of Directors reviewed all of our directors’ relationships with U.S. Bancorp based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with U.S. Bancorp and its management.

Our Board has adopted certain standards to assist it in assessing the independence of each of its directors. Absent other material relationships with U.S. Bancorp, a director of U.S. Bancorp who otherwise meets the independence qualifications of the New York Stock Exchange listing standards may be deemed “independent” by the Board of Directors after consideration of all of the relationships between U.S. Bancorp, or any of its subsidiaries, and the director, or any of his or her immediate family members (as defined in the New York Stock Exchange listing standards), or an entity with which the director or any of his or her immediate family members is affiliated by reason of being a director, officer or a significant shareholder thereof. However, ordinary banking relationships (such as depository, lending, transfer agency, registrar, trust and custodial, private banking, investment management, securities brokerage, cash management and similar services) are not considered by the Board in determining a director’s independence, as the Board considers these relationships to be categorically immaterial. A banking relationship is considered “ordinary” if:

•       the relationship is on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

•       with respect to an extension of credit, it has been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Securities Exchange Act of 1934; and

•       no event of default has occurred and is continuing beyond any period of cure; and

•       the relationship has no other extraordinary characteristics.

In assessing the independence of our directors, the Board considered all of the business relationships between U.S. Bancorp and our directors, other than ordinary banking relationships, including the relationships between U.S. Bancorp and each of Victoria Buyniski Gluckman and Craig D. Schnuck that are described later in this proxy statement under the heading “Certain Relationships and Related Transactions.”  Where business relationships other than ordinary banking relationships existed, the Board determined that except in the cases of Ms. Buyniski Gluckman and Mr. Grundhofer, none of the relationships between U.S. Bancorp and the directors’ affiliated companies impair the directors’ independence because the amounts involved are immaterial to those companies when compared to their annual gross revenues and no such relationship had unique characteristics that could influence the director’s impartial judgment as a director of U.S. Bancorp. Ms. Buyniski Gluckman could not be deemed independent under the rules of the New York Stock Exchange because during fiscal year 2005 and in prior years, U.S. Bancorp paid for services totaling more than $100,000 to United Medical Resources, Inc., a company that was wholly owned by Ms. Buyniski Gluckman throughout 2005. Mr. Grundhofer is not independent because he is the current Chief Executive Officer of U.S. Bancorp.

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Governance, Compensation, Credit and Finance, Community Outreach and Fair Lending, and Executive. Each of the standing committees has adopted and operates under a written charter. These charters can be found on our website at usbank.com by clicking on About U.S. Bancorp and then Corporate Governance. Shareholders may request a free printed copy of any of these charters from our investor relations department by contacting them at investorrelations@usbank.com or by calling (612) 303-0799.

The Board of Directors held six meetings during fiscal year 2005. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year.

Audit Committee

Members:	Warren R. Staley, Chair Joel W. Johnson O’dell M. Owens, M.D., M.P.H.	Richard G. Reiten Craig D. Schnuck

The Audit Committee is responsible for assisting the Board of Directors in monitoring the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor, and the performance of our internal audit function and independent auditor. The Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee reviews and discusses with management and the independent auditor the annual audited and quarterly financial statements (including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of the independent auditor, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission. The Audit Committee has adopted and operates under a written charter. All of the Audit Committee members meet the existing independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee charter generally prohibits Audit Committee members from serving on more than two other public company audit committees. The Chair of the Audit Committee serves on no other audit committees. Our Board of Directors has identified Warren R. Staley, our Audit Committee Chair, as an audit committee financial expert under the rules of the Securities and Exchange Commission. The Audit Committee held nine meetings in 2005, five of which were held by telephone conference. During each in-person meeting the Committee met in private session with the Chief Risk Officer and the Director of Internal Audit and in private session with our independent auditor, and met alone in executive session without members of management present.

Governance Committee

Members:	Jerry W. Levin, Chair Arthur D. Collins, Jr Joel W. Johnson	David B. O’Maley Patrick T. Stokes

The Governance Committee reviews and makes recommendations to the Board regarding our corporate governance principles and processes, including policies related to director retention, resignation and retirement. The Committee also manages the performance review process for our current directors, recommends new directors, recommends qualified members of the Board for membership on committees, conducts a preliminary assessment of the independence of all Board members, reviews charters of all Board committees, reviews and evaluates succession plans for executive officers, oversees the evaluation of management, and makes recommendations to the Board regarding any shareholder proposals. All of the Governance Committee members meet the existing independence requirements of the New York Stock Exchange. The Governance Committee held six meetings in 2005. During each meeting the Committee held an executive session without members of management present.

Director Qualification Standards.   Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. In evaluating candidates for nomination as a director of U.S. Bancorp, the Governance Committee will consider criteria including current or recent experience as a chief executive officer of a public company or as a leader of another major complex organization; business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; independence; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board for an extended period of time. The Governance Committee believes it is necessary for one or more of the directors to possess the education or experience required to qualify as an audit committee financial expert.

Director Nominee Selection Process.   The selection process for director candidates includes the following steps: (1) identification of director candidates by the Governance Committee based upon suggestions from current directors and executives and recommendations received from shareholders; (2) possible engagement of a director search firm; (3) interviews of candidates by the Chair of the Governance Committee and two other Governance Committee members; (4) reports to the Board by the Governance Committee on the selection process; (5) recommendations by the Governance Committee; and (6) formal nominations by the Board for inclusion in the slate of directors at the annual meeting. Director candidates recommended by shareholders are given the same consideration as candidates suggested by directors and executive officers. A shareholder seeking to recommend a prospective candidate for the Governance Committee’s consideration should submit the candidate’s name and sufficient written information about the candidate to permit a determination by the Governance Committee whether the candidate meets the director selection criteria set forth in our Corporate Governance Guidelines to the Secretary of U.S. Bancorp at the address listed on page 5 of this proxy statement.

Compensation Committee

Members:	David B. O’Maley, Chair Peter H. Coors	Jerry W. Levin Patrick T. Stokes

The Compensation Committee establishes our compensation policy, determines the compensation paid to our executive officers and non-employee directors, recommends executive incentive compensation plans and equity-based plans, and approves other compensation plans and retirement plans. The Compensation Committee approves corporate goals related to the compensation of the chief executive officer, evaluates the chief executive officer’s performance and compensates the chief executive officer based on this evaluation. All of the Compensation Committee members meet the existing independence requirements of the New York Stock Exchange. The Compensation Committee held seven meetings in 2005. During each meeting the Committee held an executive session without members of management present.

Credit and Finance Committee

Members:	Arthur D. Collins, Jr., Chair Victoria Buyniski Gluckman Jerry A. Grundhofer	Richard G. Reiten Warren R. Staley

The Credit and Finance Committee is responsible for reviewing lending and credit policies, reviewing management’s assessment of the balance of loan growth and credit risk and reviewing management’s assessment of the adequacy of credit management information systems and allowance for loan and lease losses. The Committee is also responsible for reviewing and approving policies relating to interest rate sensitivity, liquidity and capital adequacy, and will review interest rate sensitivity, liquidity, capital, securitizations, derivatives activity and investment portfolio position reports for compliance with approved policies. The Committee reviews market risk management policies and risk limits and reviews reports of trading activities and risk exposure for compliance with such policies. The Committee also approves and makes recommendations to the Board of Directors regarding the issuance or repurchase of debt and equity securities, reviews and evaluates potential mergers and acquisitions, and reviews other actions regarding U.S. Bancorp’s capital stock. The Credit and Finance Committee held eleven meetings in 2005. During each regularly scheduled meeting the Committee held an executive session without members of management present.

Community Outreach and Fair Lending Committee

Members:	Peter H. Coors, Chair Victoria Buyniski Gluckman	O’dell M. Owens, M.D., M.P.H. Craig D. Schnuck

The Community Outreach and Fair Lending Committee is responsible for reviewing our activities with respect to community development and compliance with the Community Reinvestment Act and fair lending regulations. The Community Outreach and Fair Lending Committee held three meetings in 2005. During each meeting the Committee held an executive session without members of management present.

Executive Committee

Members:	Jerry A. Grundhofer, Chair Arthur D. Collins, Jr. David B. O’Maley	Warren R. Staley Patrick T. Stokes

The Executive Committee has authority to exercise all powers of the Board of Directors between regularly scheduled Board meetings. The Executive Committee did not meet in 2005.

Executive Sessions of the Board

U.S. Bancorp’s non-employee directors meet in executive session at each regular meeting of the Board without the Chairman and Chief Executive Officer or any other member of management, and the independent directors meet alone on an annual basis. The role of presiding director of each executive session is rotated annually among the Chairs of each committee other than the Audit Committee and Executive Committee. The Chair of the Community Outreach and Fair Lending Committee is currently acting as the presiding director.

Director Compensation and Related Policies

Fee for 2006.   For 2006, directors who are not U.S. Bancorp employees will receive the following cash fees:

Annual retainer for service on the Board	$80,000
Additional annual retainer for Audit Committee chair	$20,000
Additional annual retainer for other committee chairs	$10,000
Additional annual retainer for Audit Committee members	$5,000

In addition, for 2006, each non-employee director has been granted 1,766 restricted stock units and options to purchase 8,305 shares of our common stock. Directors who join the Board at any time after January 1 will receive pro rata annual retainers and restricted stock unit and option grants based on the number of months in which they serve as directors during the year. The restricted stock units are granted under our 2001 Stock Incentive Plan and vest in four equal, annual increments beginning one year from the date of grant. Restricted stock units are distributable in an equivalent number of shares of our common stock if (i) the director retires in accordance with our director retirement policy, (ii) the director’s service is terminated without cause, or (iii) the director voluntarily leaves service on the Board for any reason after 10 years of service. Only vested units are distributable when the director’s board service ends under other circumstances, except that all units are forfeited if the director’s service on the Board is terminated for cause. All of the stock options granted to our directors are granted under our 2001 Stock Incentive Plan, have a 10-year term, vest in four equal, annual increments beginning one year from the date of grant, and have an exercise price equal to the fair market value of our common stock on the date the option is granted. Options vest immediately and are exercisable for the remaining term of the option if (i) the director retires in accordance with our director retirement policy, (ii) the director’s service is terminated without cause, or (iii) the director voluntarily leaves service on the Board for any reason after 10 years of service. If the director voluntarily leaves service on the Board after less than 10 years of service, then the vested options may be exercised for a period of three years. The options terminate immediately when the director’s board service ends under other circumstances.

To determine director compensation, we reviewed director compensation information for a peer group of 12 diversified financial services and financial holding companies. Our market capitalization was in the 77th percentile of the market capitalization of that peer group. Compensation for our directors was designed to result in compensation for our directors that was competitive with that provided by the peer group.

Deferred Compensation Plan Participation.   Under the U.S. Bancorp Deferred Compensation Plan that was in effect through 2004, our non-employee directors could choose to defer all or a part of their cash fees and all or a part of the profit amount associated with their U.S. Bancorp stock options. The minimum amount that could be deferred in any calendar year was $1,000. Cash fees that are deferred are deemed to be invested in any of the following investment alternatives selected by the participant:

•        shares of our common stock, based on the fair market value of the common stock on the date of deferral, with dividend equivalents deemed reinvested in additional shares; or

•        one of several mutual funds.

Although the plan administrator has established procedures permitting a plan participant to reallocate deferred amounts among these investment alternatives after the initial election to defer, the election to defer is irrevocable, and the deferred compensation will not be paid to the director until his or her termination of service on the Board. At that time, the director will receive, depending upon the investment alternative selected by the director, payment of the amounts credited to his or her account under the plan in a lump-sum cash payment, in shares of our common stock or in up to 20 annual cash installments. Deferred stock option gains must be paid in shares of common stock. If a participant dies before the entire deferred amount has been distributed, the undistributed portion will be paid to the participant’s beneficiary. The benefits under the plan otherwise are not transferable by the participant.

In December 2004, the U.S. Bancorp 2005 Outside Directors Deferred Compensation Plan was established to comply with the provisions of the American Jobs Creation Act of 2004. The provisions of the 2005 plan are substantially similar to those under the 2004 plan, with the primary changes to the plan being those required to comply with the American Jobs Creation Act, including adding new restrictions that apply to distributions. In addition, the profit amount associated with U.S. Bancorp stock options or other equity awards cannot be deferred under the 2005 plan.

Additional Stock Options.   Directors may also choose to convert all or a part of their cash fees into options to purchase common stock under our 2001 Stock Incentive Plan. Directors who choose to convert their cash compensation into stock options will receive a number of stock options equal to (a) 150% of the amount of cash compensation deferred, divided by (b) the estimated value of an option to purchase one share of our common stock, as determined by the Black-Scholes option valuation method. The exercise price of the stock options will equal the fair market value of our common stock on the date the options are granted. The options have a 10-year term and vest in four equal, annual increments beginning one year from the date of grant. The terms governing vesting and exercise of these options are the same as those granted to all directors as part of their annual retainer.

Policy Regarding Service on Other Boards.   Our Board of Directors has established a policy that restricts our directors from serving on the boards of directors of more than three public companies in addition to their service on our Board of Directors unless the Board determines that such service will not impair their service on the U.S. Bancorp Board. In accordance with this policy, the Board determined that Richard G. Reiten’s service on our Board would not be impaired by his service on four other public company boards of directors.

Policy Regarding Attendance at Annual Meetings.   U.S. Bancorp encourages, but does not require, its Board members to attend the annual meeting of shareholders. Last year all of our directors attended the annual shareholders’ meeting.

Retirement Policy.   Our Board of Directors has established a guideline that an independent director retire at the first annual meeting of shareholders held after his or her 72nd birthday.

Director Retirement and Death Benefit Plan.   Until April 1997, the former U.S. Bancorp maintained a director retirement and death benefit plan to provide payments to certain non-employee directors after retirement from the Board. The Board terminated this plan for new directors effective April 30, 1997, but plan benefits will be payable to certain directors of U.S. Bancorp who served as directors of the former U.S. Bancorp on April 30, 1997, and who have completed 60 months of service (measured as provided in the plan) as a director of U.S. Bancorp. Benefits accrue in the amount of the annual retainer in effect on the date a director’s service terminates, multiplied by the number of years of service (not to exceed 10 years). Benefits are paid in annual installments over a 10-year period. If a director retires after reaching age 67 or after completion of 12 years of service, the director receives lifetime payments, calculated based on the annual retainer in effect on the date of retirement. Due to the termination of the plan, benefits for eligible, current directors will be determined as if their service as directors had terminated on April 30, 1997 (except that additional service after that date may be considered in determining the form of benefit to be paid). As a result, the benefits payable to those directors will be based on the annual retainer and each director’s service as of April 30, 1997. A director who retires after 12 years of service but who is not then 67 does not receive the first payment until age 67. In the event of a director’s death, a lump-sum payment may be made. In the event of certain types of changes of control of U.S. Bancorp, benefits payable under the plan will be paid in a lump sum within 30 days.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

Formation and Philosophy of the Compensation Committee

The Compensation Committee of U.S. Bancorp is composed entirely of independent outside directors and is responsible for setting the company’s compensation policy. The Committee determines the compensation for our Chief Executive Officer and the other executive officers who serve on the U.S. Bancorp managing committee, and approves the compensation structure for other senior management. The Committee also is responsible for our incentive and retirement plans. U.S. Bancorp’s compensation program is designed to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and increase shareholder value.

The Compensation Committee’s philosophy is to emphasize incentive compensation over base salaries. All compensation is based on pay for performance. The primary components of the compensation program for our senior executives are base salary, annual incentive cash bonus opportunity and long-term, equity-based incentive compensation.

The Compensation Committee administers the Executive Incentive Plan, the purpose of which is to reward executive officers through annual cash bonus incentives for the achievement of corporate financial objectives established in advance by the Compensation Committee. Participants in the plan include our executive officers. The baseline performance measure considered in determining plan awards for 2005 was fully diluted earnings per share. To determine actual, individual awards, the Compensation Committee also considers other performance measures including credit quality, line of business performance measured by the annual financial plan, and individual performance. All performance measures are evaluated against pre-established objectives. The Compensation Committee also reviews and sets targets for the Annual Incentive and Relationship Management Incentive Plans and the Performance Bonus Plan, annual bonus plans that apply to management and other employees in the company. Consistent with our pay for performance philosophy, all employees are eligible for some form of incentive opportunity.

The Compensation Committee also administers the U.S. Bancorp 2001 Stock Incentive Plan, which is intended to encourage long-term growth in U.S. Bancorp’s shareholder value and under which our long-term equity incentive compensation grants are made. Stock options, restricted stock and other performance based stock awards may be granted pursuant to the plan. Awards are based on factors including corporate performance, individual responsibilities and performance, peer information from regional bank holding companies and diversified financial services companies, and other competitive indices. Stock options granted to executive officers in 2006 vest ratably over four years from the grant date. Approximately 2,000 managers, including our Chief Executive Officer, are eligible for equity awards from this plan.

The Compensation Committee retains a nationally recognized independent compensation consultant to provide expertise regarding competitive compensation practices, peer analysis, and recommendations to the Committee. Using the peer information as a point of reference, the Compensation Committee then focuses on corporate and individual performance in determining each component of compensation. The Compensation Committee uses a substantially similar, slightly larger financial services peer group for comparative compensation data as it uses to set annual financial performance goals. The compensation data is obtained from annual surveys conducted by nationally recognized consulting firms. The peer group used by the Compensation Committee is representative of our competitors in the financial services industry and includes regional bank holding companies that have market capitalization greater than $9 billion, banking revenues typically in excess of 50% of total revenues and, except for one company, are included in the S&P Commercial Bank index.

Base Salaries.   Base salaries for senior management and executive officers are targeted at levels below the median level of our peer group, generally in the 40th to 45th percentiles. Any merit increases are based on individual performance of specific responsibilities, personal contributions to the company’s performance, experience and tenure in a position, and increases in responsibilities.

Annual Incentives.   Target levels for annual cash bonuses paid pursuant to the Executive Incentive Plan are intended to give executives the opportunity for total cash compensation to increase to the median or 55th percentile level of our peer group, based upon corporate performance. The Compensation Committee establishes target annual incentive awards for each executive officer as a percentage of base salary. Targets for executive officers range from 100% to 300% of base salary. As a result, a significant percentage of total cash compensation depends upon the company’s results. Consistent with the terms of the Executive Incentive Plan, and based on the achievement of pre-established earnings per share performance measures set by the Compensation Committee and other, individual performance measures listed above, actual cash bonuses for our Chief Executive Officer and the other executive officers for 2005 ranged from 100% of target to 159% of target.

Long-term Incentive Awards.   The long-term component of our executive compensation is granted in the form of equity under our 2001 Stock Incentive Plan, with the initial target levels set at the 70th to 75th percentile of our peer group. The Compensation Committee believes it is important to link the interests of executive management with those of shareholders with equity-based, long-term awards. Long-term incentive awards granted to the company’s executives for 2006 consisted solely of time vesting options. The Compensation Committee strongly believes that options are an excellent compensation tool for U.S. Bancorp. Our Chief Executive Officer has a significant number of vested, in-the-money options, and has historically exercised options only as they approach their expiration dates.

The Compensation Committee established stock ownership guidelines for senior managers in 2002. The requirement for our Chief Executive Officer is five times base salary, which Mr. Grundhofer currently greatly exceeds. The stock ownership requirement for our other executive officers is four times base salary and for other senior managers is one or two times base salary depending on their level of responsibility. All of the named executive officers identified below in the Summary Compensation Table hold significant amounts of vested, in-the-money options (which do not count toward the ownership requirements) and also hold sufficient amounts of our common stock to meet or exceed the ownership requirements.  Ninety of our senior managers, or 83% of the senior managers who are subject to our stock ownership requirements, meet or exceed these requirements. In the event that a senior manager does not meet the stock ownership guidelines, that manager (i) is prohibited from selling any stock acquired through vesting of restricted stock or upon the exercise of stock options, except to pay for applicable taxes or the exercise price and (ii) must use the entire net after tax amount of his or her annual cash bonus to purchase shares of our common stock, until the manager satisfies the requirements.

CEO Compensation and Performance

As described above, and consistent with the other executive officers, Mr. Grundhofer’s 2005 compensation consisted of base salary, annual bonus and long-term incentive. The level for each of these components was determined by the Compensation Committee consistent with the principles described in this report and those used for other executive officers. The Compensation Committee considered the company’s financial and operating performance for 2005, including the increase in earnings per share and high return on equity. The Compensation Committee awarded Mr. Grundhofer a cash incentive award under the Executive Incentive Plan equal to 152% of the target award level established a year earlier, based on our having exceeded financial goals for the year and his continued strong leadership. To determine Mr. Grundhofer’s 2005 compensation, the Compensation Committee also evaluated his performance for 2005 by soliciting and reviewing written evaluations from each director.

Consistent with its compensation policy, the Compensation Committee believes it is important to link a substantial portion of Mr. Grundhofer’s total compensation to future company performance. On January 17, 2006, under our 2001 Stock Incentive Plan, Mr. Grundhofer was granted options to purchase 1,817,213 shares of our common stock at an exercise price of $30.00, the market value per share of our common stock on the grant date, which will vest ratably over four years from the grant date. The Compensation Committee positioned Mr. Grundhofer’s target total direct compensation at approximately the 75th percentile of the compensation disclosed for 2004 by our peer group.

Section 162(m)

The Compensation Committee intends to continue its practice of paying competitive compensation to attract and retain senior executives to manage our business in the best interests of U.S. Bancorp and its shareholders. Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million that is not paid pursuant to plans approved by shareholders and does not include specific performance criteria is not deductible as a compensation expense to U.S. Bancorp. Compensation decisions for the executive officers are made with full consideration of Internal Revenue Code Section 162(m) implications. Although the Compensation Committee intends to structure arrangements in a manner that preserves deductibility under Section 162(m), it believes that maintaining flexibility is important, and it may pay amounts or make awards that are nondeductible. Mr. Grundhofer’s current base compensation is $100,000 in excess of the limit imposed by Section 162(m). The U.S. Bancorp Executive Incentive Plan and the U.S. Bancorp 2001 Stock Incentive Plan were approved by shareholders and include specific performance criteria. As required by the Internal Revenue Code to qualify for the Section 162(m) deduction, the U.S. Bancorp 2006 Executive Incentive Plan is being presented for vote by our shareholders at this annual meeting. Annual incentive bonuses and stock option awards granted are intended to meet the performance exemption under Section 162(m).

Compensation Committee of the Board of Directors of U.S. Bancorp

David B. O’Maley, Chair Peter H. Coors	Jerry W. Levin Patrick T. Stokes

Employment and Change-in-Control Agreements

We have entered into an employment agreement with Jerry A. Grundhofer and into change-in-control agreements with Richard K. Davis, David M. Moffett, William L. Chenevich and Andrew Cecere. The agreements are designed to enhance our ability to attract and retain high caliber senior management. In addition, we administer a deferred compensation plan, in which Messrs. Grundhofer, Davis and Moffett participate, which provides for the deferral of all or a portion of a participant’s cash compensation and stock option gains until the participant’s retirement or earlier termination of employment.

Employment Agreement with Jerry A. Grundhofer.   Mr. Grundhofer has an employment agreement with U.S. Bancorp providing for his continued services and leadership through 2006, as well as comprehensive non-competition and other restrictive covenants after termination of his employment. Under the agreement, he agreed to serve as Chief Executive Officer for a term ending on December 31, 2006, and was elected Chairman of U.S. Bancorp effective December 30, 2002. The agreement provides for an annual base salary of at least $975,000 and entitles Mr. Grundhofer to an annual bonus based on corporate performance for that year. As partial consideration for the non-competition and other restrictive covenants contained in the agreement and in order to provide long-term compensation and retention incentives, the agreement also included an award of 300,268 restricted stock units, which will vest on December 31, 2006 and will be distributed to him in an equivalent number of shares of our common stock on January 15 of the calendar year following the calendar year in which his employment with U.S. Bancorp terminates. The value of these restricted stock units at the time of grant will also be included in eligible earnings in the final year of his employment under our non-qualified retirement plan. Prior to the date of distribution, Mr. Grundhofer may elect to surrender the restricted stock units at the vesting date and receive the then-current value of the units as retirement income under our non-qualified retirement plan. In the event his employment is terminated by U.S. Bancorp other than for cause or disability, or voluntarily by him for good reason, either before or following a change-in-control of U.S. Bancorp, Mr. Grundhofer will receive a lump-sum severance payment consisting of a pro rata base salary and annual bonus through the date of termination plus the product of (a) the number of months from the date of termination until December 31, 2006 (but not more than 36 months), divided by 12 and (b) the sum of his base salary and annual bonus; all of his unvested stock options, restricted stock and restricted stock units will vest immediately; and his medical benefits and certain other benefits will generally be continued until December 31, 2006. U.S. Bancorp also will reimburse Mr. Grundhofer for any excise taxes that he may incur as a result of these payments and any income and excise taxes on the excise tax reimbursement payments. If the termination occurs on or after a change-in-control of U.S. Bancorp, he will also receive an additional three years of service credit for purposes of computing his retirement benefits under our non-qualified retirement plan. The terms “cause,” “good reason” and “change-in-control” are defined in the employment agreement.

Change-in-Control Agreements.   The change-in-control agreements with Messrs. Davis, Moffett, Chenevich and Cecere provide that if the officer is terminated within 24 months after a change-in-control of U.S. Bancorp other than for cause or disability, or by the officer for good reason, then the officer will be entitled to a lump-sum payment consisting of (a) the officer’s prorated base salary through the date of termination plus the prorated amount of any bonus or incentive for the year in which the termination occurs, based on the target bonus for the officer for that year, and (b) a severance payment equal to three times the sum of the officer’s highest base salary, on an annualized basis, paid by U.S. Bancorp during the prior five years plus the highest bonus earned by the executive with respect to any single year during the prior five years. We will also pay any excise taxes the officer may incur as a result of these payments and any income and excise taxes on the excise tax payments, and we will continue to provide the officer medical benefits and certain other benefits during the severance period. The terms “cause,” “good reason” and “change-in-control” are defined in the agreements.

Deferred Compensation Plan.   Under the U.S. Bancorp Deferred Compensation Plan that was in effect through 2004, members of our senior management, including all of our executive officers, could choose to defer all or a part of their cash compensation and all or a part of the profit amount associated with their U.S. Bancorp stock options. Messrs. Grundhofer, Davis and Moffett all have deferred amounts under the plan. The minimum amount that could be deferred in any calendar year was $1,000. Cash compensation that is deferred is deemed to be invested in any of the following investment alternatives selected by the participant:

•        shares of our common stock, based on the fair market value of the common stock on the date of deferral, with dividend equivalents deemed reinvested in additional shares; or

•        one of several mutual funds.

Although the plan administrator has established procedures permitting a plan participant to reallocate deferred amounts among these investment alternatives after the initial election to defer, the election to defer is irrevocable, and the deferred compensation will not be paid to the executive officer until his retirement or earlier termination of employment. At that time, the participant will receive, depending upon the investment alternative selected by the executive officer, payment of the amounts credited to his account under the plan in a lump-sum cash payment, in shares of our common stock or in up to twenty annual cash installments. Deferred stock option gains must be paid in shares of common stock. If a participant dies before the entire deferred amount has been distributed, the undistributed portion will be paid to the participant’s beneficiary. The benefits under the plan otherwise are not transferable by the participant.

In December 2004, the U.S. Bancorp 2005 Executive Employees Deferred Compensation Plan was established to comply with the provisions of the American Jobs Creation Act of 2004. The provisions of the 2005 plan are substantially similar to those under the 2004 plan, with the primary changes to the plan being those required to comply with the American Jobs Creation Act, including adding new restrictions that apply to distributions. In addition, the profit amount associated with U.S. Bancorp stock options or other equity awards cannot be deferred under the 2005 plan.

Summary Compensation Table

The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by our chief executive officer and each of our four other most highly compensated executive officers during fiscal year 2005.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Other Annual Compensation ($)(2)		Restricted Stock Awards ($)(3)		Securities Underlying Options (#)(4)	Black Scholes Value of Option Awards ($)(5)	All Other Compensation ($)		Total of All Compensation Components ($)(6)
Jerry A. Grundhofer	2005	1,100,042	5,000,000	269,098	(7)	0		1,817,213	11,600,000	8,400	(8)	17,977,540
Chairman and	2004	1,100,042	4,200,000	214,976	(7)	0		1,720,149	11,600,000	8,200		17,123,218
Chief Executive	2003	1,000,038	2,625,000	61,523	(7)	0		1,232,000	10,964,800	17,763		14,669,124
Officer
Richard K. Davis	2005	625,024	1,750,000	—		0		548,297	3,500,000	8,400	(8)	5,883,424
President and Chief	2004	565,647	1,200,000	—		0		519,010	3,500,000	8,200		5,273,847
Operating Officer	2003	500,019	800,000	—		0		286,900	2,553,410	28,018		3,881,447
David M. Moffett	2005	525,020	1,250,000	—		0		391,641	2,500,000	8,400	(8)	4,283,420
Vice Chairman and	2004	525,020	1,000,000	—		0		370,722	2,500,000	8,200		4,033,220
Chief Financial	2003	500,019	750,000	—		0		260,000	2,314,000	10,622		3,574,641
Officer
William L. Chenevich	2005	450,017	625,000	—		0		352,477	2,250,000	8,400	(8)	3,333,417
Vice Chairman	2004	450,017	600,000	—		0		333,650	2,250,000	8,200		3,308,217
	2003	450,017	550,000	—		648,600	(9)	167,800	1,493,420	8,000		3,150,037
Andrew Cecere	2005	400,015	550,000	—		0		250,650	1,600,000	8,400	(8)	2,558,415
Vice Chairman	2004	375,014	500,000	—		0		237,262	1,600,000	8,200		2,483,214
	2003	368,214	400,000	—		479,400	(9)	124,300	1,106,270	8,000		2,361,884

(1)   Includes amounts deferred at the direction of the executive officer pursuant to the U.S. Bancorp 401(k) Savings Plan and the U.S. Bancorp Deferred Compensation Plan, if applicable.

(2)   Perquisites totaling less than the smaller of $50,000 or 10% of the total salary and bonus for any of the executive officers have been omitted.

(3)   The value of each executive officer’s restricted stock or restricted stock units included in this column is determined by multiplying the closing market price of our common stock on the respective dates of grant of the awards by the number of shares or units awarded. The named executive officers held shares of restricted stock or restricted stock units as of December 31, 2005, with market values as of that date (calculated by multiplying the closing market price of our common stock on that date by the total number of restricted shares or units held by each officer) as follows:  Mr. Grundhofer, 617,583 units valued at $18,459,556; Mr. Davis, 27,000 shares valued at $807,030; Mr. Moffett, 27,000 shares valued at $807,030; Mr. Chenevich, 46,000 shares valued at $1,374,940; and Mr. Cecere 34,000 shares valued at $1,016,260. Mr. Grundhofer is also entitled to receive additional restricted stock units having a fair market value equal to the amount of dividends he would have received had he been awarded restricted stock instead of restricted stock units. The additional restricted stock units vest on the same basis as the restricted stock units granted in the underlying award. Messrs. Davis, Moffett, Chenevich and Cecere have the right to receive dividends on the shares of restricted stock held by them.

(4)   Stock options reported in fiscal year 2005 were granted on January 17, 2006.

(5)   Use of the Black-Scholes option pricing model should not be construed as an endorsement of the accuracy of this model. The assumptions used to make these calculations are described below under the caption “—Option Grants in Last Fiscal Year.”

(6)   Consists of a sum of the compensation amounts that are reflected in this table.

(7)   Includes (a) car allowance of $12,000 in 2005, 2004, and 2003; (b) tax reimbursement payments of $9,071 in 2005, 2004, and 2003; (c) financial planning expenses of $16,449 in 2005, $7,136 in 2004, and $13,610 in 2003; (d) security related to personal automobile usage and home security expenses of $4,851 in 2005: and (e) personal use of corporate aircraft, as required by U.S. Bancorp’s Executive Protection Policy, of $226,727 in 2005, $184,514 in 2004, and $22,753 in 2003. In 2004 we utilized a new method of calculating the incremental cost to U.S. Bancorp of personal use of corporate aircraft, which is required for our Chief Executive Officer by our Executive Protection Policy.

(8)   Consists of a matching contribution by U.S. Bancorp into the executive officer’s account in the U.S. Bancorp 401(k) Savings Plan.

(9)   On January 20, 2004, Mr. Chenevich was granted 23,000 shares of restricted stock and Mr. Cecere was granted 17,000 shares of restricted stock. These grants vest five years from the date of grant.

Option Grants in Last Fiscal Year

For fiscal 2005, we provided all of the long-term incentive compensation to our executive officers in the form of stock options. The following table provides information on the stock options granted in January 2006 relating to fiscal 2005 performance to the executive officers named above in the Summary Compensation Table. Beginning in 2003, the structure of our annual long-term incentive awards made to all other management employees was changed to consist of long-term cash awards or a combination of either (i) stock options and restricted stock or (ii) stock options, restricted stock and long-term cash awards. As a result, there was a significant decrease in the total number of option shares granted to our employees and in the aggregate dollar value of long-term awards made in the form of stock options and a significant increase in the aggregate dollar value of the awards made in the form of restricted stock and long-term cash. There was also a corresponding increase in the percentage of the total option shares granted to the executive officers.

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)(2)
Jerry A. Grundhofer	1,817,213	14.8%	$30.00	01/17/16	$11,600,000
Richard K. Davis	548,297	4.5%	$30.00	01/17/16	$3,500,000
David M. Moffett	391,641	3.2%	$30.00	01/17/16	$2,500,000
William L. Chenevich	352,477	2.9%	$30.00	01/17/16	$2,250,000
Andrew Cecere	250,650	2.0%	$30.00	01/17/16	$1,600,000

(1)          These options were granted on January 17, 2006 for 2005 performance and vest at 25% per year on the anniversary of the grant date.

(2)          The Black-Scholes option pricing model was used to estimate the grant date value of the options in this table. Use of this model should not be construed as an endorsement of the accuracy of this model. All stock option pricing models require predictions about the future movement of the stock price. The assumptions used to develop the grant date valuations were: risk-free rate of return of 4.29%, dividend rate of 4.0%, volatility rate of 28.36%, quarterly reinvestment of dividends, and an average term of 5.4 years. No adjustments have been made for non-transferability or risk of forfeiture. The real value of the options in this table will depend on the actual performance of our common stock during the applicable period and the fair market value of our common stock on the date the options are exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table summarizes information with respect to stock option exercises by the executive officers named in the Summary Compensation Table during fiscal year 2005 and the value of stock options held by these officers at the end of fiscal year 2005.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)(2)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)(3)
	Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jerry A. Grundhofer	—	—	5,082,830	3,461,086	50,435,720	5,985,617
Richard K. Davis	181,224	4,304,529	2,013,338	910,879	12,690,032	1,782,651
David M. Moffett	166,122	3,357,043	1,780,083	742,416	12,680,685	1,754,608
William L. Chenevich	115,442	1,242,299	721,460	656,246	4,187,113	1,532,940
Andrew Cecere	40,000	435,996	618,383	478,603	3,136,808	1,155,477

(1)          Value determined by subtracting the exercise price per share from the market value per share of our common stock on the date of exercise.

(2)          Does not include shares underlying options granted on January 17, 2006, in respect of 2005 performance.

(3)          Value determined by subtracting the exercise price per share from $29.89, the per share value of our common stock on the last day of fiscal year 2005.

Defined Benefit Pension Plans

Compensation in the form of benefit payments from our non-contributory defined benefit pension plans is not reflected in the compensation tables above. The U.S. Bancorp Pension Plan was created through the merger of the former U.S. Bancorp’s career average pay defined benefit plan, known as the “Cash Balance Pension Plan,” and the former Firstar Corporation’s non-contributory defined benefit plan, which was primarily a final average pay plan. Under the U.S. Bancorp Pension Plan, benefits are calculated using a final average pay formula, based upon the employee’s years of service and average salary during the five consecutive years of service in which compensation was the highest during the 10 years prior to retirement, with a normal retirement age of 65. Substantially all employees are eligible to receive benefits under the U.S. Bancorp Pension Plan. Participation requires one year of service with U.S. Bancorp or its affiliates, and vesting of benefits under the plan requires five years of service.

Although no new benefits will be accrued under the former Cash Balance Pension Plan and Firstar Corporation’s plan for service after 2001, benefits previously earned under those plans have been preserved and will be part of a retiree’s total retirement benefit. In order to preserve the relative value of benefits that use the final average pay formula, subsequent changes in compensation (but not in service) may increase the amount of those benefits.

Federal laws limit the amount of compensation we may consider when determining benefits payable under qualified defined benefit pension plans. We also maintain a non-contributory, non-qualified retirement plan that pays the additional pension benefits that would have been payable under our current and prior qualified defined benefit pension plans if the federal limits were not in effect.

The following table indicates estimated annual benefits payable under the U.S. Bancorp Pension Plan and non-qualified retirement plan upon a participant’s retirement, based on specified compensation and years of service, and assuming that all of a participant’s service to U.S. Bancorp is under the U.S. Bancorp Pension Plan and non-qualified retirement plan and includes no service under the former plans.

Estimated Annual Retirement Benefits—U.S. Bancorp Pension Plan and Non-Qualified Retirement Plan

	Years of Service
Average Annual Compensation	10	15	20	25	30	35	40
$ 750,000	$92,205	$138,308	$184,410	$230,513	$276,615	$322,718	$368,820
1,000,000	123,705	185,558	247,410	309,263	371,115	432,968	494,820
1,250,000	155,205	232,808	310,410	388,013	465,615	543,218	620,820
1,500,000	186,705	280,058	373,410	466,763	560,115	653,468	746,820
1,750,000	218,205	327,308	436,410	545,513	654,615	763,718	872,820
2,000,000	249,705	374,558	499,410	624,263	749,115	873,968	998,820
2,250,000	281,205	421,808	562,410	703,013	843,615	984,218	1,124,820
2,500,000	312,705	469,058	625,410	781,763	938,115	1,094,468	1,250,820
2,750,000	344,205	516,308	688,410	860,513	1,032,615	1,204,718	1,376,820
3,000,000	375,705	563,558	751,410	939,263	1,127,115	1,314,968	1,502,820
3,250,000	407,205	610,808	814,410	1,018,013	1,221,615	1,425,218	1,628,820
3,500,000	438,705	658,058	877,410	1,096,763	1,316,115	1,535,468	1,754,820
3,750,000	470,205	705,308	940,410	1,175,513	1,410,615	1,645,718	1,880,820
4,000,000	501,705	752,558	1,003,410	1,254,263	1,505,115	1,755,968	2,006,820
4,250,000	533,205	799,808	1,066,410	1,333,013	1,599,615	1,866,218	2,132,820
4,500,000	564,705	847,058	1,129,410	1,411,763	1,694,115	1,976,468	2,258,820
4,750,000	596,205	894,308	1,192,410	1,490,513	1,788,615	2,086,718	2,384,820
5,000,000	627,705	941,558	1,255,410	1,569,263	1,883,115	2,196,968	2,510,820

For purposes of this table, annual compensation is a participant’s total cash compensation, and the benefits are computed as a single life annuity with 120 guaranteed monthly payments. The federal compensation limit for non-contributory defined benefit plans is $210,000 and the federal limit on annual benefits is $170,000. As discussed above, benefits related to compensation above these limits will be earned under our non-qualified retirement plan.

Messrs. Grundhofer, Davis, Moffett and Chenevich earned benefits under the former Firstar Corporation’s plan that will be included in their ultimate retirement benefits. Mr. Cecere earned benefits under the former U.S. Bancorp Cash Balance Pension Plan that will be included in his ultimate retirement benefits. The combined benefits payable under these prior plans and the new U.S. Bancorp Pension Plan can be reasonably estimated for these individuals, except for Mr. Cecere, by combining their credited service under the prior plans with their credited service under the U.S. Bancorp Pension Plan and applying the table as if all benefits were earned under the U.S. Bancorp Pension Plan. For Mr. Cecere, the combined benefits are calculated in the same manner except that his benefit would be approximately 80% of the amounts shown.  For purposes of computing total, combined retirement benefits, as of February 15, 2006, Mr. Grundhofer had thirteen years of credited service and his average annual compensation was $3,532,000; Mr. Davis, twelve years with average annual compensation of $1,300,000; Mr. Moffett, twelve years with average annual compensation of $1,120,000; Mr. Chenevich, seven years with average annual compensation of $820,000; and Mr. Cecere, twenty years with average annual compensation of $714,000.

Supplemental Retirement Benefits

All of our executive officers, including Messrs. Grundhofer, Davis, Moffett, Chenevich and Cecere, are eligible for a supplemental benefit that augments benefits earned under the U.S. Bancorp Pension Plan and the non-qualified retirement plan discussed above. The supplemental benefit ensures that eligible executives receive a guaranteed total retirement benefit equal to a percentage of the executive’s final average compensation. For purposes of this supplemental benefit, final average compensation includes annual base salary, annual bonuses and other compensation awards as determined by the Compensation Committee. Eligibility for these supplemental benefits is determined by the Compensation Committee based on individual performance and level of responsibility. Vesting of the supplemental benefit is generally subject to certain conditions, including that an executive officer provide a certain number of years of service determined by the Compensation Committee. Each of Messrs. Grundhofer, Davis and Moffett is eligible for an amount of total retirement benefits at age 62 equal to 60% of his average compensation during his final five years of service, and each is fully vested in these benefits. Mr. Chenevich is eligible for an amount of total retirement benefits at age 65 equal to 55% of his average compensation during his final five years of service. Mr. Cecere is eligible for an amount of total retirement benefits at age 65 equal to 55% of the average compensation during his final three years of service, reduced by his estimated retirement benefits from Social Security. Mr. Cecere becomes fully vested in the supplemental benefit at age 60, with his vesting percentage increasing on a pro rata basis up to that age.

Mr. Grundhofer’s employment agreement provides that the $5.6 million value of the restricted stock units granted under it to Mr. Grundhofer will be included as eligible earnings in the calculation of his final average compensation at the time the restricted stock units vest. This benefit was granted under his employment agreement as partial consideration for the non-competition and other restrictive covenants contained in the agreement and to provide long-term compensation and retention incentives. The amount representing his annual bonus that will be included in his final average compensation will be the average during the five-year period of 175% of his annual base salary, without regard to the amount of actual bonus earned. If Mr. Grundhofer’s employment with U.S. Bancorp terminates prior to December 31, 2006, for any reason other than death, disability, a termination by U.S. Bancorp without “cause” (as defined in the agreement), or a termination by him for “good reason” (as defined in the agreement), then the amount representing his annual bonus will be the average during the applicable five-year period of 175% of his annual base salary per year for the calendar years commencing with 2002 through the date of his termination, and 100% of his annual base salary per year for years prior to 2002. His employment agreement provides for the granting of past employer service credit for vesting purposes, but not for determining benefits, under our non-qualified retirement plan. Based on these past employer service credits, Mr. Grundhofer’s interests in the non-qualified retirement plan are fully vested.

The supplemental benefits paid to executive officers are reduced by the amount of the benefits payable under our qualified and non-qualified retirement plans discussed above. For the executive officers that are eligible for a 60% supplemental retirement benefit, the amount of supplemental benefits payable can be estimated using the following table, and for executive officers who are eligible for a 55% supplemental retirement benefit, the amount of supplemental benefits payable can be estimated at (i) 89% of the amounts in the following table for executive officers with between ten and fifteen years of service, (ii) 85% of the amounts in the following table for executive officers with between sixteen and twenty-five years of service, (iii) 75% of the amounts in the following table for executive officers with between twenty-six and thirty-five years of service and (iv) 50% of the amounts in the following table for executive officers with between thirty-six and forty years of service.

Estimated Annual Retirement Benefits—Supplemental Benefits

	Years of Service
Average Annual Compensation	10	15	20	25	30	35	40
$ 750,000	$357,795	$311,693	$265,590	$219,488	$173,385	$127,283	$81,180
1,000,000	476,295	414,443	352,590	290,738	228,885	167,033	105,180
1,250,000	594,795	517,193	439,590	361,988	284,385	206,783	129,180
1,500,000	713,295	619,943	526,590	433,238	339,885	246,533	153,180
1,750,000	831,795	722,693	613,590	504,488	395,385	286,283	177,180
2,000,000	950,295	825,443	700,590	575,738	450,885	326,033	201,180
2,250,000	1,068,795	928,193	787,590	646,988	506,385	365,783	225,180
2,500,000	1,187,295	1,030,943	874,590	718,238	561,885	405,533	249,180
2,750,000	1,305,795	1,133,693	961,590	789,488	617,385	445,283	273,180
3,000,000	1,424,295	1,236,443	1,048,590	860,738	672,885	485,033	297,180
3,250,000	1,542,795	1,339,193	1,135,590	931,988	728,385	524,783	321,180
3,500,000	1,661,295	1,441,943	1,222,590	1,003,238	783,885	564,533	345,180
3,750,000	1,779,795	1,544,693	1,309,590	1,074,488	839,385	604,283	369,180
4,000,000	1,898,295	1,647,443	1,396,590	1,145,738	894,885	644,033	393,180
4,250,000	2,016,795	1,750,193	1,483,590	1,216,988	950,385	683,783	417,180
4,500,000	2,135,295	1,852,943	1,570,590	1,288,238	1,005,885	723,533	441,180
4,750,000	2,253,795	1,955,693	1,657,590	1,359,488	1,061,385	763,283	465,180
5,000,000	2,372,295	2,058,443	1,744,590	1,430,738	1,116,885	803,033	489,180

The supplemental benefits will be calculated as an annuity commencing at age 62 or age 65, as applicable. The amounts in the table assume that the annuity is taken as a single life annuity with 120 guaranteed monthly payments, offset by the benefits payable under our qualified and non-qualified retirement plans, which amounts are included in the U.S. Bancorp Pension Plan and Non-Qualified Retirement Plan table above. The supplemental benefits also are subject to offsets for certain benefits provided by former employers.

Equity Compensation Plan Information

The following table summarizes information regarding our equity compensation plans in effect as of December 31, 2005:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)(1)
Equity compensation plans approved by security holders(2)	82,181,833	$23.22	24,586,258
Equity compensation plans not approved by security holders(3)(4)	9,371,395	$22.71	—
Total	91,553,228	$22.32	24,586,258

(1)          No shares are available for granting future awards under the U.S. Bancorp 1998 Executive Stock Incentive Plan or the U.S. Bancorp 1991 Executive Stock Incentive plan. The 24,586,258 shares available under the U.S. Bancorp 2001 Stock Incentive Plan may become the subject of future awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards or other stock-based awards, except that only 6,548,138 of these shares are available for future grants of awards other than stock options or stock appreciation rights.

(2)          Includes shares underlying stock options and restricted stock units (convertible into shares of our common stock on a one-for-one basis) under the U.S. Bancorp 2001 Stock Incentive Plan, the U.S. Bancorp 1998 Executive Stock Incentive Plan and the U.S. Bancorp 1991 Executive Stock Incentive Plan. Excludes 38,522,853 shares underlying outstanding stock options and warrants assumed by U.S. Bancorp in connection with acquisitions by U.S. Bancorp. Of the excluded shares, 35,380,178 underlie stock options granted under equity compensation plans of the former U.S. Bancorp that were approved by the shareholders of the former U.S. Bancorp.

(3)          Includes 3,401,997 shares of common stock issuable pursuant to the U.S. Bancorp Deferred Compensation Plan. All of the remaining identified shares underlie stock options granted to a broad-based employee population pursuant to the U.S. Bancorp 2001 Employee Stock Incentive Plan, the Firstar Corporation 1999 Employee Stock Incentive Plan, the Firstar Corporation 1998 Employee Stock Incentive Plan and the Star Banc Corporation 1996 Starshare Stock Incentive Plan for Employees.

(4)          The weighted-average exercise price does not include any assumed price at issuance of shares that may be issuable pursuant to the Deferred Compensation Plan.

The U.S. Bancorp Deferred Compensation Plan allows non-employee directors and members of our senior management, including all of our executive officers, to defer all or part of their compensation until the earlier of retirement or termination of employment. The deferred compensation is deemed to be invested in one of several investment alternatives at the option of the participant, including shares of U.S. Bancorp common stock. Deferred compensation deemed to be invested in U.S. Bancorp stock may be received at the time of distribution at the election of the participant, in the form of shares of U.S. Bancorp common stock. The 3,401,997 shares included in the table assumes that participants in the plan whose deferred compensation had been deemed to be invested in U.S. Bancorp common stock had elected to receive all of that deferred compensation in shares of U.S. Bancorp common stock on December 31, 2005.

Under the U.S. Bancorp 2001 Employee Stock Incentive Plan (“2001 Plan”), 11,678,800 shares are authorized for issuance pursuant to the grant of nonqualified stock options to any full-time or part-time employee actively employed by U.S. Bancorp on the grant date, other than individuals eligible to participate in any of our executive stock incentive plans. As of December 31, 2005, options to purchase an aggregate of  3,291,857 shares were outstanding under the plan. All options under the plan were granted on February 27, 2001.

As of December 31, 2005, options to purchase an aggregate of 989,667 shares of our common stock were outstanding under the Firstar Corporation 1999 Employee Stock Incentive Plan (“1999 Plan”). Under this plan, stock options were granted to each full-time or part-time employee actively employed by Firstar Corporation on the grant date, other than managers who participated in an executive stock incentive plan.

As of December 31, 2005, options to purchase an aggregate of 1,511,216 shares of our common stock were outstanding under the Firstar Corporation 1998 Employee Stock Incentive Plan (“1998 Plan”). Under this plan, stock options were granted to each full-time or part-time employee actively employed by Firstar Corporation on the grant date, other than managers who participated in an executive stock incentive plan.

As of December 31, 2005, options to purchase an aggregate of 176,658 shares of our common stock were outstanding under the Star Banc Corporation 1996 Starshare Stock Incentive Plan for Employees (“1996 Plan”). Under the plan, stock options were granted to each employee of Star Banc Corporation, a predecessor company, other than managers who participated in an executive stock incentive plan.

No further options will be granted under any of these plans. Under all of the plans, the exercise price of the options equals the fair market value of the underlying common stock on the grant date. All options granted under the plans have a term of 10 years from the grant date and become exercisable over a period of time set forth in the relevant plan or as determined by the committee administering the relevant plan. Options granted under the plans are nontransferable and, during the optionee’s lifetime, are exercisable only by the optionee.

If an optionee is terminated as a result of his or her gross misconduct or offense, all options terminate immediately, whether or not vested. Under the 2001 Plan, the 1999 Plan and the 1998 Plan, in the event an optionee is terminated immediately following a change in control (as defined in the plans) of U.S. Bancorp, and the termination is due to business needs resulting from the change in control and not as a result of the optionee’s performance or conduct, all of the optionee’s outstanding options will become immediately vested and exercisable as of the date of termination. Under the 1996 Plan, all outstanding options vest and become exercisable immediately following a change in control.

If the outstanding shares of common stock of U.S. Bancorp are changed into or exchanged for a different number or kind of stock or other securities as a result of a reorganization, recapitalization, stock dividend, stock split, combination of shares, reclassification, merger, consolidation or similar event, the number of shares underlying outstanding options also may be adjusted. The plans may be terminated, amended or modified by the Board of Directors at any time.

STOCK PERFORMANCE CHART

The following chart compares the cumulative total shareholder return on our common stock during the five years ended December 31, 2005, with the cumulative total return on the Standard & Poor’s 500 Commercial Bank Index and the Standard & Poor’s 500 Index. The comparison assumes $100 was invested on December 31, 2000 in U.S. Bancorp common stock and in each of the foregoing indices and assumes the reinvestment of all dividends.

Total Return

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

During fiscal year 2005, the following individuals served as members of our Compensation Committee:  Peter H. Coors, Jerry W. Levin, David B. O’Maley and Patrick T. Stokes. None of these individuals has ever served as an officer or employee of U.S. Bancorp or any of our subsidiaries.

Other Transactions

During 2005, U.S. Bancorp and our banking and investment subsidiaries engaged in transactions in the ordinary course of business with some of our directors and the entities with which they are associated. All loans, loan commitments and sales of notes and other banking services in connection with these transactions were made in the ordinary course of business, on substantially the same terms, including current interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

United Medical Resources, Inc., of which Victoria Buyniski Gluckman was Chairman, President, Chief Executive Officer and 100% shareholder throughout 2005, serves as a third-party administrator for a U.S. Bancorp dental benefits plan applicable to certain employees. During fiscal year 2005, U.S. Bancorp paid $199,159 to United Medical Resources in connection with its services.

In 2005, U.S. Bank National Association, U.S. Bancorp’s principal banking subsidiary, entered into an agreement with Schnuck Markets, Inc., of which Craig D. Schnuck is Chairman and during 2005 was Chief Executive Officer, and of which he beneficially owns approximately 13% of the outstanding capital stock, to operate 27 branches and 39 ATMs in grocery stores owned by Schnuck Markets. Mr. Schnuck’s sister, Nancy A. Diemer, and his four brothers, Scott C. Schnuck, Todd R. Schnuck, Mark J. Schnuck and Terry E. Schnuck, also each beneficially own approximately 13% of the outstanding capital stock of Schnuck Markets. In addition, each of Mr. Schnuck’s brothers is a director of, and holds the following officer positions with, Schnuck Markets:  Scott C. Schnuck, President and Chief Executive Officer; Todd R. Schnuck, Executive Vice President, Chief Financial Officer and Assistant Secretary; Mark J. Schnuck, Vice President; and Terry E. Schnuck, Assistant Secretary. Rent and fee payments by U.S. Bank to Schnuck Markets under the agreement and for two pre-existing in-store branches were approximately $220,000 in fiscal year 2005. The amount of payments to be made to Schnuck Markets under this agreement in future years are not expected to exceed $2 million in any one year. In addition, during 2005, Schnuck Markets purchased Missouri state tax credits from a wholly owned subsidiary of U.S. Bank National Association for a purchase price of $1.6 million. The consolidated gross revenues of Schnuck Markets in 2005 were approximately $2.2 billion. These transactions were conducted at arms’ length in the ordinary course of business of each party to the transaction.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITOR

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the financial statements of U.S. Bancorp, compliance by U.S. Bancorp with legal and regulatory requirements, and the independence and performance of U.S. Bancorp’s internal and external auditor.

The consolidated financial statements of U.S. Bancorp for the year ended December 31, 2005, were audited by Ernst & Young LLP, independent auditor for U.S. Bancorp.

As part of its activities, the Committee has:

1.                Reviewed and discussed with management the audited financial statements of U.S. Bancorp;

2.                Discussed with the independent auditor the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees), Statement of Auditing Standards No. 99 (Consideration of Fraud in a Financial Statement Audit), and under the Securities and Exchange Commission, U.S. Public Company Accounting Oversight Board and New York Stock Exchange rules;

3.                Received the written disclosures and letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and

4.                Discussed with the independent auditor their independence.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements of U.S. Bancorp for the year ended December 31, 2005, be included in U.S. Bancorp’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of U.S. Bancorp

Warren R. Staley, Chair	Richard G. Reiten
Joel W. Johnson	Craig D. Schnuck
O’dell M. Owens, M.D., M.P.H.

Audit Fees

The aggregate fees billed to us by Ernst & Young LLP for the audit of our consolidated financial statements included in our Annual Reports on Form 10-K for 2005 and 2004, reviews of our financial statements included in each of our Quarterly Reports on Form 10-Q for fiscal years 2005 and 2004, and audits of financial statements of our subsidiaries required by regulation for the fiscal years ended December 31, 2005 and 2004, were $4.6 million for 2005 and $4.8 million for 2004. Of that amount, $0.2 million in 2005 and $0.3 million in 2004 related to procedures required by regulators, comfort letters, consents and assistance provided with our regulatory filings.

Audit-Related Fees

The aggregate fees billed for audit-related services provided to us by Ernst & Young LLP during 2005 and 2004 were $0.9 million and $0.6 million, respectively. These fees represent services including audits of pension and other employee benefit plan financial statements, audits of the financial statements of certain of our subsidiaries and affiliated entities, and reviews of internal controls not related to the audit of our consolidated financial statements.

Tax Fees

The aggregate fees billed for tax compliance, including the preparation of and assistance with federal, state and local income tax returns, sales and use filings, foreign and other tax compliance, provided to us by Ernst & Young LLP during 2005 and 2004 were $6.4 million and $5.8 million, respectively. The aggregate fees billed for tax planning and other tax services provided to us by Ernst & Young LLP during 2005 and 2004 were $1.8 million and $2.9 million, respectively. Included in other tax services was $0.8 million and $1.8 million for services associated with completing business acquisitions in 2005 and 2004, respectively. We believe that it is more cost effective for our company to engage Ernst & Young LLP to provide us with tax compliance services, including preparation and assistance with tax returns and filings, than to have U.S. Bancorp conduct those services internally. The Public Company Accounting Oversight Board has recognized that the involvement of an independent auditor in providing certain tax services may enhance the quality of an audit because it provides the auditor with better insights into a company’s tax accounting activities.

All Other Fees

Ernst & Young LLP did not provide us any other services during 2005 or 2004.

Administration of Engagement of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The Audit Committee has established a policy for pre-approving the services provided by our independent auditor in accordance with the auditor independence rules of the Securities and Exchange Commission. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by the independent auditor and an annual review of the financial plan for audit fees. To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by the independent auditor and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent auditor during the year.

As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our Controller or Chief Risk Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.

All of the services provided by the independent auditor in 2005 and 2004, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

PROPOSAL 2—RATIFICATION OF SELECTION OF AUDITOR

Ernst & Young LLP began serving as our external auditor for the fiscal year ended December 31, 2003. The Audit Committee has selected Ernst & Young LLP as our external auditor for the fiscal year ending December 31, 2006.

While we are not required to do so, U.S. Bancorp is submitting the selection of Ernst & Young LLP to serve as our external auditor for the fiscal year ending December 31, 2006, for ratification in order to ascertain the views of our shareholders on this appointment. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer shareholder questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditor of U.S. Bancorp and our subsidiaries for the fiscal year ending December 31, 2006. Proxies will be voted FOR ratifying this selection unless otherwise specified.

PROPOSAL 3—PROPOSAL TO APPROVE THE U.S. BANCORP 2006 EXECUTIVE INCENTIVE PLAN

Introduction

Our Board of Directors adopted the U.S. Bancorp 2006 Executive Incentive Plan (which we call the “Incentive Plan” in this proxy statement) in January 2006, subject to shareholder approval. Our Board of Directors and the Compensation Committee believe that the Incentive Plan supports our objective of paying for performance that increases shareholder value and enables the Compensation Committee to structure the appropriate incentives for the eligible participants.

We are asking our shareholders to approve the Incentive Plan, which, if approved, will be the bonus plan applicable to the executives of U.S. Bancorp who are or are expected to be “covered employees” within the meaning of Section 162(m)(3) of the Internal Revenue Code of 1986 (the “Code”), as amended, which, as of the date hereof, would include the Chief Executive Officer and the other named executive officers identified above in the Summary Compensation Table. It is our intention that, upon approval by the shareholders of the Incentive Plan, any amounts payable to “covered employees” under the plan will be fully deductible by U.S. Bancorp under the provisions of Section 162(m) of the Code.

Section 162(m) of the Code limits the allowable deduction for compensation payable to the chief executive officer and each of the four other most highly compensated executive officers of a publicly held corporation to $1,000,000 per taxable year. However, some types of compensation, including qualified performance-based compensation, are exempted from this deduction limitation. The Incentive Plan is designed so that amounts awarded under it can qualify as qualified performance-based compensation for purposes of Section 162(m). Section 162(m) requires shareholder approval of the Incentive Plan to qualify for this exemption. If our shareholders do not approve the Incentive Plan at the Annual Meeting, the Incentive Plan will not become effective and will terminate as of the date of the Annual Meeting, and the Compensation Committee will not make any payments under the Incentive Plan.

The following description of the material terms of the Incentive Plan is qualified in its entirety by reference to the terms of the plan, a copy of which is attached to this proxy statement as Appendix A.

Description

Purpose.   The Incentive Plan is an annual cash bonus plan designed to provide selected executives with incentive compensation based upon U.S. Bancorp’s and the executive’s performance. The purpose of the Incentive Plan is to advance the interests of U.S. Bancorp and our shareholders by attracting and retaining key employees and by stimulating these employees to contribute to the continued success and growth of our business.

Administration.   The Incentive Plan provides that it will be administered by the Compensation Committee of our Board of Directors. Subject to the terms of the Incentive Plan, the Compensation Committee has authority to administer, interpret and make all determinations under the plan. As part of the administration of the Incentive Plan, the Compensation Committee will certify our Net Income (as defined below) and determine the amount of the award payments to the eligible participants.

Eligibility to Participate.   The executive officers of U.S. Bancorp who are reasonably expected to be “covered employees” (within the meaning of Section 162(m) of the Code) each year are eligible to participate in the Incentive Plan.

Maximum Award and Award Payments.   For each fiscal year, each participant will have the opportunity to receive a maximum award under the Incentive Plan equal to 0.2% of Net Income, which is generally consistent with the maximum award level under our current Executive Incentive Plan. Similar to the current Executive Incentive Plan, the Incentive Plan’s maximum award level has been set higher than the level at which bonus awards have been made in prior years under the current Executive Incentive Plan, in part because the regulations under Section 162(m) of the Code allow only “negative discretion” with respect to the determination of the actual awards. The Compensation Committee does not have any discretion or authority to make an award payment that is greater than the amount equal to 0.2% of Net Income.

Subject to the maximum award limit, the actual amount of a participant’s award payment will be determined by the Compensation Committee in its sole discretion. In the exercise of its negative discretion in determining the actual awards for covered employees, the Compensation Committee may take into account the criteria it determines to be appropriate, including financial and non-financial criteria and individual and corporate performance.

For purposes of the Incentive Plan, “Net Income” means our after-tax income as reported on a consolidated basis in our audited financial statements for the applicable year, adjusted to eliminate the unbudgeted effects of charges for restructurings, charges for discontinued operations, charges for extraordinary items and other unusual or non-recurring items of loss or expense, merger related charges, cumulative effect of accounting changes, the unbudgeted financial impact of any acquisition or divestiture made during the year, and any direct or indirect change in the federal corporate tax rate affecting the year, each as defined by reference to generally accepted accounting principles and identified in the audited financial statements, notes to the audited financial statements, management’s discussion and analysis or other U.S. Bancorp filings with the Securities and Exchange Commission.

Payment of Award Payments.   Payments to participants in the Incentive Plan will be made in cash or in our common stock after the completion of the fiscal year and after the Compensation Committee has made the certifications required under the Incentive Plan. Award payments may be deferred under our deferred compensation plans, subject to the participant making a timely election.

Employment Termination.   Except as otherwise determined by the Compensation Committee, no award payment under the Incentive Plan with respect to any year will be paid or owed to a participant whose employment terminates before the last day of that year.

Amendment or Termination.   The Compensation Committee may amend or terminate the Incentive Plan at any time and for any reason deemed sufficient by it without notice to any participant. In no event, however, may the Compensation Committee amend the Incentive Plan to the extent the amendment would cause the amounts payable under the Incentive Plan to covered employees for a particular year to fail to qualify as qualified performance-based compensation within the meaning of Section 162(m) of the Code.

New Plan Benefits

Because the amounts to be received under the Incentive Plan can only be determined based on the future performance of U.S. Bancorp and the eligible individuals, it is not possible to determine the benefits that will be received by covered employees if the Incentive Plan is approved by our shareholders. However, based on U.S. Bancorp’s Net Income of $4.5 billion in the 2005 fiscal year, if the Incentive Plan had been in effect in the 2005 fiscal year, the maximum award payment potentially payable under the Incentive Plan to any covered employee would have been $9 million.

The table below shows the dollar amount of the award payments for the 2005 performance year made to covered employees under the current Executive Incentive Plan, which while different in other respects, contained a similar maximum award level.

Name and Principal Position	2005 Annual Incentive(1)
Jerry A. Grundhofer	$5,000,000
Chairman and Chief Executive Officer
Richard K. Davis	$1,750,000
President and Chief Operating Officer
David M. Moffett	$1,250,000
Vice Chairman and Chief Financial Officer
William L. Chenevich	$625,000
Vice Chairman
Andrew Cecere	$550,000
Vice Chairman

(1)         Actual amounts earned during 2006 or a future performance year may be less than, equal to, or greater than the amount shown depending upon U.S. Bancorp’s and the individual’s performance during the applicable performance year.

Required Vote and Shareholder Approval

The Incentive Plan will be effective as of the time it is approved by a majority of the votes cast by our shareholders with respect to its approval. Approval of the Incentive Plan by shareholders will constitute approval under Section 162(m) of the Code of the Plan’s formula for calculating the maximum award payable to covered employees.

Board of Directors’ Recommendation

The Board of Directors recommends that you vote FOR approval of the U.S. Bancorp 2006 Executive Incentive Plan. Proxies will be voted FOR this proposal unless otherwise specified.

PROPOSAL 4—SHAREHOLDER PROPOSAL TO  DECLASSIFY BOARD OF DIRECTORS

The Board of Directors unanimously recommends that you vote AGAINST the shareholder proposal set forth below.

Shareholder Proposal

Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227, the owner of 9,869 shares of our common stock, has advised us that he plans to introduce the following resolution at the annual meeting. In accordance with rules of the Securities and Exchange Commission, the text of Mr. Armstrong’s resolution and supporting statement is printed verbatim from his submission.

That the shareholders of U. S. BANCORP request its Board of Directors to take those steps necessary to eliminate the classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

The reasons given by Mr. Armstrong for the resolution are as follows:

This proposal has been approved by shareholders in past annual meetings; however, our directors have failed to honor their shareholders’ wishes.

In the annual meetings in 2003 and 2004, a majority of shares were voted by shareholders to eliminate the super-majority provision despite opposition from the Board. In 2005, this proposal was presented by the Board as an amendment and was overwhelmingly approved by shareholders.

Now, it is time to allow shareholders greater accountability from their directors by electing all directors annually.

In the last annual meeting, the proponent strongly criticized the presence of a director serving on the compensation committee while seeking to be elected to the U. S. Senate and receiving contributions from our chairman and his spouse. This is not independence as defined by many standards of corporate governance.

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, U. S. Bancorp’s board is divided into three classes with each class serving staggered three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

Many corporations have recently adopted annual elections for their directors. These include Pfizer, Dow Jones, Equity Office Properties Trust, West Coast Bancorp, and North Valley Bancorp.

The 2003 proxy statement of PFIZER states: “The Board believes that all Directors should be equally accountable at all times for the company’s performance and that the will of the majority of shareholders should not be impeded by a classified board. The amendment will allow shareholders to review and express their opinions on the performance of all Directors each year.

WEST COAST BANCORP, whose officers include former officers of U. S. Bancorp subsidiaries, stated in its 2003 proxy statement: “Annual election will facilitate the election of directors who will, in the view of a majority of shareholders, manage the company in the best interests of the company and its shareholders.”

If you agree, please vote “FOR” this proposal.

Board of Directors’ Recommendation

All of the members of our Board of Directors recommend that you vote AGAINST this proposal. The Board believes that this proposal would be harmful to U.S. Bancorp and our shareholders and opposes the proposal for the reasons discussed below.

Our restated certificate of incorporation currently provides for a “classified  board” (sometimes called a “staggered board”). Our Board of Directors is divided into three classes, and the members of each class are elected to serve staggered three-year terms. The current classified board structure has been in place since it was approved by our shareholders in 1986.

Our Board of Directors and its Governance Committee, in consultation with outside corporate governance experts, have carefully considered this proposal and the arguments for and against a classified board. We have concluded that the Company’s classified board structure continues to be in the best interests of the Company and our shareholders.

Protection Against Unfair and Abusive Tactics.   A classified board is designed to safeguard a corporation against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the corporation’s business and assets. If a corporation has a classified board and a hostile bidder stages and wins a proxy contest at the corporation’s annual meeting, the bidder can only replace approximately one-third of the existing directors. To obtain control of the board, the bidder must win a second proxy contest at the next annual meeting. By preventing an immediate change in control of our Board of Directors, the classified board structure enhances the ability of our Board to act in the best interests of our shareholders.

In addition, in recent years, hedge funds and other activist investors increasingly have been using the threat of a proxy fight to pressure boards to put the corporation in play or to take other actions that produce short-term gains at the expense of strategies that would achieve meaningful long-term shareholder value. Classified board structures have been shown to be an effective means of protecting long-term shareholder interests against these types of abusive tactics.

Accountability to Shareholders and Strong Corporate Governance.   All of our directors are required to uphold their fiduciary duties to U.S. Bancorp and our shareholders, regardless of how often they stand for election. The Board of Directors believes that directors elected to three-year terms are not insulated from this responsibility and are just as accountable to shareholders as directors elected annually.

Our Board of Directors is committed to the highest quality corporate governance and examines our practices annually in light of the changing environment. The Company has adopted Corporate Governance Guidelines that focus on the independence and quality of our directors and the effective functioning of the Board.

U.S. Bancorp has majority (rather than plurality) election of directors. As a result of the majority voting requirement, U.S. Bancorp shareholders can effectively influence the Board. Our directors are accountable to our shareholders because a substantial lack of shareholder support at an annual meeting can result in one or more directors not being re-elected. For this reason, the elimination of a classified board is not essential to making our Board of Directors responsive to shareholder views and concerns.

Numerous well-respected and successful U.S. corporations have classified boards. At the end of 2004, approximately 60% of corporations in the S&P 1500 index had classified boards. In addition, in 2005, approximately 54% of companies in the banking industry had classified boards, and more than 56% of the 30 largest bank holding companies had classified boards.

Stability and Continuity.   The three-year staggered board terms are designed to provide stability, enhance long-term planning and ensure that a majority of our directors at any given time have prior experience as directors of U.S. Bancorp. The staggered board structure ensures that our Board of

Directors retains continuity of knowledge of U.S. Bancorp’s complex business, as well as its business strategy. Directors who have experience with U.S. Bancorp and knowledge about our business and affairs are a valuable resource and are better positioned to make fundamental decisions that benefit our shareholders.

Effect of Proposal.   Approval of the proposal requires the vote of a majority of the outstanding shares of our common stock present and entitled to vote at the annual meeting. Adoption of this proposal would not automatically result in the elimination of our classified board structure. A formal amendment repealing the classified board provisions of our restated certificate of incorporation would need to be submitted to our shareholders, and it would require approval of the holders of at least a majority of the outstanding shares of our common stock.

The Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you vote in favor of it.

PROPOSAL 5—SHAREHOLDER PROPOSAL TO ANNUALLY APPROVE COMPENSATION COMMITTEE REPORT

The Board of Directors unanimously recommends that you vote AGAINST the shareholder proposal set forth below.

Shareholder Proposal

The American Federation of State, County and Municipal Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, the owner of 48,828 shares of our common stock, has advised us that it plans to introduce the following resolution at the annual meeting. In accordance with rules of the Securities and Exchange Commission, the text of The American Federation of State, County and Municipal Employees Pension Plan resolution and supporting statement is printed verbatim from its submission.

RESOLVED, that shareholders of U.S. Bancorp urge the board of directors to adopt a policy that U.S. Bancorp shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by U.S. Bancorp’s management, to approve the report of the Compensation Committee set forth in the proxy statement. The policy should provide that appropriate disclosures will be made to ensure that shareholders fully understand that the vote is advisory; will not affect any person’s compensation; and will not affect the approval of any compensation-related proposal submitted for a vote of shareholders at the same or any other meeting of shareholders.

The reasons given by The American Federation of State, County and Municipal Employees Pension Plan for the resolution are as follows:

In our view, senior executive compensation at U.S. Bancorp has been excessive and opaque in recent years. In 2004, CEO Jerry Grundhofer made $1,100,042 in salary and $4,200,000 in bonus. He was also awarded stock options with a grant date present value of $11,300,000. The Compensation Committee Report is, we think, insufficiently specific about the precise performance benchmarks justifying the bonus and option award. Finally, the formula for determining the benefit to which Mr. Grundhofer is entitled under the supplemental executive retirement plan is generous:  It includes in his final average pay a portion of his equity-based compensation and a bonus amount that is not based on the actual bonus earned and paid.

We believe that the current rules governing senior executive compensation do not give shareholders enough influence over pay practices. In the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors remuneration report.”  Such a vote isn’t binding, but allows shareholders a clear voice which could help reduce excessive pay. U.S. stock exchange listing standards do require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing input on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004))

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are also broad and do not constrain compensation committees in setting performance targets for particular executives. Withholding votes from compensation committee members who are standing for reelection is a blunt instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge U.S. Bancorp’s board to allow shareholders to express their opinion about senior executive compensation practices by establishing an annual referendum process. The results of such a vote would, we think, provide U.S. Bancorp with useful information about whether shareholders view the company’s compensation practices, as reported each year in the Compensation Committee Report, to be in shareholders’ best interests.

We urge shareholders to vote for this proposal.

Board of Directors’ Recommendation

All of the members of our Board of Directors recommend that you vote AGAINST this proposal. The Board believes that this proposal is unnecessary and could be harmful to U.S. Bancorp and our shareholders and opposes the proposal for the reasons discussed below.

U.S. Bancorp’s executive compensation program is intended to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. Our compensation program is designed and administered by the Compensation Committee of our Board, which is composed entirely of independent directors.

The Compensation Committee uses an outside consulting firm to help it design each year’s compensation package for executive officers in a manner that will provide appropriate incentives to them while remaining competitive with compensation packages offered by companies with which we compete for management talent. As described in the “Compensation Committee Report” on pages 18 through 20 of this proxy statement, the Compensation Committee makes extensive use of annual surveys of compensation information from peer group companies (which are representative of our competitors in the financial services industry) to develop reference points for base salary levels and incentive compensation goals. Salaries and incentive pay opportunities are targeted at levels competitive with other companies in our industry. As stated in the Compensation Committee Report, base salaries, annual cash bonuses and long-term incentive awards in 2005 were based on competitive data and individual and corporate performance and generally were targeted to be in the 40th to 45th percentile range for base pay, in the 50th to 55th percentile range for total cash compensation, and in the 70th to 75th percentile range for total compensation. The larger proportion that stock-based compensation represents in our executive officers’ total compensation amount is intended to align their interests with those of our shareholders, place more of their compensation at risk, and emphasize a long-term strategic view.

Compensation is based on the principle of “pay for performance,” with each executive’s salary and incentive compensation determined by individual and company performance. U.S. Bancorp is a top performer in our industry, and our compensation levels reflect this superior performance. U.S. Bancorp’s three-year total shareholder return in 2004 was at the 75th percentile among large financial services companies. A research report published by Prudential Equity Group, LLC in 2004 showed that the compound annual growth rate in the price of U.S. Bancorp’s common stock and the cumulative return on our common stock from the time our Chief Executive Officer took office in 1993 was second among all large financial services companies during their CEOs’ tenures. During this period, the compound annual growth rate of our common stock price was 18.3%, compared with an average of 10.8% for companies in the S&P 500 Banks Index. The cumulative return on our common stock over this period was 538%, compared with 208% for companies in the S&P 500 Banks Index.

U.S. Bancorp’s performance is also reflected in our consistently industry-leading return on assets, return on equity and efficiency ratio. For the third quarter of 2005, our return on assets was 2.23% compared to a peer group median of 1.31%. For this period, U.S. Bancorp’s return on equity was 22.8% compared to a peer group median of 15.7%, and our efficiency ratio was 43.8% compared to a peer group median of 57.1%.

Approval of the proposal is not in the best interests of our shareholders because implementation of the proposal would place substantial pressure on our Compensation Committee to compensate executive management below competitive levels. If our compensation were decreased below competitive levels, U.S. Bancorp would be at a significant disadvantage in recruiting, motivating, rewarding and retaining management employees.

An apparent concern of the proponent is that U.S. Bancorp’s proxy statement information regarding executive compensation does not provide sufficient specific information regarding the performance benchmarks used in determining incentive compensation. The Securities and Exchange Commission has recently proposed new rules that would require more detailed proxy statement disclosure of executive compensation programs. U.S. Bancorp believes these new proxy statement disclosure requirements, which will be applicable not only to U.S. Bancorp but to all U.S. public companies, are the proper means of addressing the proponent’s concern that public company proxy statements do not contain enough specific information regarding a company’s executive compensation practices.

Finally, the proposal appears to be based on the proponent’s belief that shareholders currently do not have “enough influence over pay practices.”  In fact, U.S. Bancorp has corporate governance policies intended to ensure that the Board is responsive to shareholder concerns regarding executive compensation and other issues. Under these policies, any of our shareholders may communicate directly with our Board of Directors if the shareholder disagrees with our compensation policies. In addition, U.S. Bancorp’s bylaws provide for the election of directors by a majority (rather than a plurality) vote. Because of the majority vote requirement, our shareholders exercise considerable influence over the Board. Our directors are accountable to our shareholders regarding U.S. Bancorp’s executive compensation policies because a substantial lack of shareholder support at an annual meeting can result in one or more directors not being re-elected. In our Board’s opinion, the majority voting requirement is a more effective means of ensuring Board accountability than the non-binding referendum on executive compensation proposed by the proponent.

The Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you vote in favor of it.

SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2007 annual meeting, the written proposal must be received at our principal executive offices at 800 Nicollet Mall, Minneapolis, Minnesota 55402, Attention: Corporate Secretary, on or before November 14, 2006. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Our bylaws provide that a shareholder may nominate a director for election at the annual meeting or may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Secretary of U.S. Bancorp at our principal executive offices in Minneapolis, Minnesota, at least 120 days in advance of the date the proxy statement for the prior year’s annual meeting was released to shareholders. For the 2007 annual meeting, director nominations and shareholder proposals must be received on or before November 14, 2006. The nomination or proposal must contain the specific information required by our bylaws. You may request a copy of our bylaws by contacting our Corporate Secretary, U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402, telephone (651) 466-3000. Shareholder proposals that are received by us after November 14, 2006, may not be presented in any manner at the 2007 annual meeting.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Our 2005 Annual Report to Shareholders and Form 10-K, including financial statements for the year ended December 31, 2005, accompanies, or has been mailed to you immediately prior to, this proxy statement. The Annual Report and Form 10-K is also available on our website at usbank.com, by clicking on About U.S. Bancorp, Investor/Shareholder Information. If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to Investor Relations, U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402.

“HOUSEHOLDING” OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Although we do not household for our registered shareholders, some brokers household U.S. Bancorp proxy materials and annual reports, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, shareholders should write to Investor Relations, U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402, or call (612) 303-0799.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of U.S. Bancorp.

Lee R. Mitau
Secretary
Dated: March 14, 2006

Appendix A

U.S. BANCORP
2006 EXECUTIVE INCENTIVE PLAN

1.     Purpose. The purpose of this Plan is to advance the interests of the Company and its stockholders by attracting and retaining selected key employees, and by stimulating the efforts of such employees to contribute to the continued success and growth of the business of the Company. It  is intended that the payments under the Plan qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

2.     Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

2.1   “Award” means a Participant’s opportunity to earn an Award Payment for a Performance Year, subject to and in accordance with Section 4 of the Plan.

2.2   “Award Payment” means the amount paid to a Participant for a given Performance Year in respect of an Award.

2.3   “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any Treasury Regulations promulgated thereunder.

2.4   “Committee” means the Compensation Committee of the Board of Directors of the Company designated by such Board to administer the Plan, which shall consist of members appointed from time to time by the Board of Directors. Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code.

2.5   “Company” means U.S. Bancorp, a Delaware corporation.

2.6   “Net Income” means the Company’s after-tax income as reported on a consolidated basis in the Company’s audited financial statements for the applicable Performance Year. Net Income shall be adjusted to eliminate the unbudgeted effects of charges for restructurings, charges for discontinued operations, charges for extraordinary items and other unusual or non-recurring items of loss or expense, merger related charges, cumulative effect of accounting changes, the unbudgeted financial impact of any acquisition or divestiture made during the Performance Year, and any direct or indirect change in the Federal corporate tax rate affecting the Performance Year, each as defined by generally accepted accounting principles and identified in the audited financial statements, notes to the audited financial statements, management’s discussion and analysis or other Company filings with the Securities and Exchange Commission.

2.7   “Participant” means the executive officers of the Company who are reasonably expected to be “covered employees” within the meaning of Section 162(m)(3) of the Code with respect to the Performance Year in which the Company would become entitled to take a compensation deduction for an Award Payment (determined without regard to the limitation on deductibility imposed by Section 162(m) of the Code).

2.8   “Performance Year” means each consecutive twelve-month period commencing on January 1 of each year during the term of this Plan and coinciding with the Company’s fiscal year.

2.9   “Plan” means the U.S. Bancorp 2006 Executive Incentive Plan.

3.     Administration. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to all the applicable provisions of the Plan and applicable law, to (i) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (ii) construe, interpret, correct any defect, supply any omission or reconcile any inconsistency in the Plan and any instrument or agreement relating to the Plan, and (iii) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan shall be final, binding and conclusive for all purposes on all persons. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the maximum deductibility by the Company of the payment of Awards.

4.     Awards.

4.1   Participants. No later than 90 days after the commencement of each Performance Year, the Committee shall, in writing: (i) designate the Participants who are eligible to receive an Award Payment for the Performance Year and (ii) notify each Participant of his or her Award for the Performance Year.

4.2   Award. For each Performance Year, each Participant’s Award shall consist of 0.2% of Net Income for the Performance Year.

4.3   Award Payment. The Award Payment in respect of a Participant’s Award shall be an amount equal to or less than the percentage of Net Income set forth in Section 4.2, as determined by the Committee in its sole discretion. In the exercise of such discretion, the Committee may take into account such criteria as it determines to be appropriate in its sole discretion, including without limitation, financial and non-financial criteria and individual and corporate performance. Notwithstanding anything to the contrary in the Plan, the Committee shall not have any discretion or authority to make an Award Payment to a Participant that exceeds the amount equal to the percentage of Net Income set forth in Section 4.2.

4.4   Certification. As soon as reasonably practicable following the conclusion of each Performance Year, the Committee shall certify, in writing, the achievement of Net Income and the amount of the Award Payment for each Participant in respect of each Award for the Performance Year.

5.     Rights to Award Payment.

5.1   Time and Form of Award Payment. Subject to any deferred compensation election pursuant to any such plans of the Company applicable hereto, Award Payment shall be paid to the Participant in cash and/or common stock of the Company as soon as administratively feasible upon the completion of a Performance Year, after the Committee has made the certifications provided for in Section 4.4; provided that, in no event shall an Award Payment be paid or a common stock award (not subject to additional vesting) in satisfaction of an Award Payment be granted later than March 15 of the calendar year immediately following the end of the Performance Year.

5.2   Continued Employment. Except as otherwise provided by the Committee, no Award Payment under this Plan with respect to a Performance Year shall be paid or owed to a Participant whose employment terminates prior to the last day of such Performance Year.

5.3   No Assignment. Participants and beneficiaries shall not have the right to assign, encumber or otherwise anticipate the payments to be made under this Plan, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or any beneficiary.

5.4   Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company shall have the right to withhold from wages, Award Payments or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes.

6.     Amendment and Termination. The Committee may amend or terminate this Plan at any time and for any reason deemed sufficient by it without notice to any Participant; provided that, in no event shall the Committee amend the Plan to the extent such amendment would cause the amounts payable under the Plan to “covered employees” (as defined in Section 162(m)(3) of the Code) for a particular Performance Year to fail to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

7.     Miscellaneous.

7.1   Effective Date. This Plan shall be deemed effective as of January 1, 2006, subject to approval of the Company’s stockholders at the 2006 Annual Meeting of Stockholders, in accordance with Section 162(m) of the Code. No amount shall be paid to any Participant under this Plan unless such stockholder approval has been obtained.

7.2   Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference and shall not be deemed material or relevant to the construction or interpretation of the Plan.

7.3   Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

7.4   Employment Rights and Other Benefit Programs. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. No compensation awarded to a Participant under the Plan shall be included for the purpose of computing such Participant’s compensation under any employee benefit or compensation plan of the Company, unless required by law or otherwise expressly provided by such other plan.

7.5   Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

7.6   Governing Law. The validity, construction and effect of the Plan or any incentive payment payable under the Plan shall be determined in accordance with the laws of the State of Minnesota

LOCATION OF U.S. BANCORP ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 18, 2006 at 11:00 a.m. Pacific Time
San Diego Marriott Gaslamp Quarter
Cabrillo Ballroom
660 K Street
San Diego, California

Beneficial owners of common stock held in street name by a broker or bank will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your broker or bank are examples of proof of ownership.

											Please	☐
Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items 1, 2 and 3 and AGAINST Items 4 and 5.
						FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
ITEM 1–	Election of Class II	FOR ALL		ITEM 2–	Ratify selection of	☐	☐	☐	ITEM 4–	SHAREHOLDER PROPOSAL:	☐	☐	☐
	Directors to serve	(except as	WITHHOLD		Ernst &Young LLP as					Declassification of the Board
	until the annual	specified	AUTHORITY		independent auditor					of Directors.
	meeting in 2009.	below)	to vote for all		for the 2006 fiscal						FOR	AGAINST	ABSTAIN
		☐	☐		year.				ITEM 5–	SHAREHOLDER PROPOSAL:	☐	☐	☐
01 Peter H. Coors										Annual approval of the
02 Jerry A. Grundhofer						FOR	AGAINST	ABSTAIN		Compensation Committee
03 Patrick T. Stokes				ITEM 3–	Approval of the	☐	☐	☐		Report.
U.S. Bancorp 2006
Executive Incentive
Plan.
To withhold authority to vote for any nominee, write the number(s) of the nominee(s) in the space provided below.

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Signature ________________________________________________________Signature _______________________________________________Date ____________________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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Vote by Internet, Telephone or Mail

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As a shareholder, you can help U.S. Bancorp save both time and expense by voting this proxy over the internet or by touch-tone phone.  Please note that all votes by telephone or over the internet must be received by 10:59 p.m. Central Time on April 17, 2006.

Internet		Telephone		Mail
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Use the internet to vote your proxy.		Use any touch-tone telephone to		your proxy card
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If you vote your proxy by internet or telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at www.usbank.com under “About U.S. Bancorp,” “Investor/Shareholder Information.”

PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS

The undersigned, having received the Notice of Annual Meeting of Shareholders and proxy statement, revoking any proxy previously given, hereby appoint(s) Jerry A. Grundhofer and Lee R. Mitau, and either of them, as proxies to vote as directed all shares the undersigned is (are) entitled to vote at the U.S. Bancorp 2006 Annual Meeting of Shareholders and authorize(s) each to vote in his discretion upon other business as may properly come before the meeting or any adjournment or postponement thereof. If this signed proxy card contains no specific voting instructions, my (our) shares will be voted “FOR” all nominees for director, “FOR” Items 2 and 3, “AGAINST” Items 4 and 5, and in the discretion of the named proxies on all other matters.

IF YOU DO NOT VOTE BY TOUCH-TONE PHONE OR VIA THE INTERNET,
PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE
AND RETURN IT IN THE ENCLOSED ENVELOPE.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

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